UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934 (Amendment No.    )

Filed by the Registrant ☑

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☑	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to § 240.14a-12

Monster Worldwide, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☑	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

April 25, 2013

Dear Stockholder:

You are cordially invited to attend our Annual Meeting of Stockholders to be held at 10:00 a.m. on Tuesday, June 4, 2013, at the offices of Dechert LLP, 1095 Avenue of the Americas, 28th Floor, New York, New York 10036. At the Annual Meeting, you will be asked to:

1. elect seven directors from among the nominees described in the enclosed Proxy Statement;

2. ratify the appointment of BDO USA, LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2013;

3. hold an advisory vote to approve the compensation of our named executive officers; and

4. transact such other business as may properly come before the Annual Meeting or any postponement or adjournment thereof.

In addition, we will be pleased to report on the affairs of the Company and a discussion period will be provided for questions and comments of general interest to stockholders. You will need to provide valid government-issued photo identification, such as a driver’s license or passport, to gain entry to the Annual Meeting.

We look forward to greeting personally those stockholders who are able to be present at the Annual Meeting; however, whether or not you plan to be with us at the Annual Meeting, it is important that your shares be represented. Accordingly, you are requested to vote at your earliest convenience. You may vote by Internet or telephone. If you received a printed copy of the proxy materials, you may also vote by mail by signing, dating and returning the enclosed proxy card.

Thank you for your cooperation.

Very truly yours,

SALVATORE IANNUZZI

Chairman of the Board of Directors, President

and Chief Executive Officer

MONSTER WORLDWIDE, INC.

622 THIRD AVENUE, 39TH FLOOR

NEW YORK, NEW YORK 10017

(212) 351-7000

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

The 2013 Annual Meeting of Stockholders of Monster Worldwide, Inc. will be held on Tuesday, June 4, 2013 at 10:00 a.m. at the offices of Dechert LLP, 1095 Avenue of the Americas, 28th Floor, New York, New York 10036. At the Annual Meeting, the stockholders will be asked to:

1. elect seven directors from among the nominees described in this Proxy Statement;

2. ratify the appointment of BDO USA, LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2013;

3. hold an advisory vote to approve the compensation of our named executive officers; and

4. transact such other business as may properly come before the Annual Meeting or any postponement or adjournment thereof.

All stockholders of record at the close of business on April 10, 2013 will be entitled to notice of and to vote at the Annual Meeting or any postponements or adjournments thereof. You will need to provide valid government-issued photo identification, such as a driver’s license or passport, to gain entry to the Annual Meeting.

Whether or not you plan to be with us at the Annual Meeting, it is important that your shares be represented. Accordingly, you are requested to vote at your earliest convenience. You may vote by Internet or telephone. If you received a printed copy of the proxy materials, you may also vote by mail by signing, dating and returning the enclosed proxy card. Voting now will not limit your right to change your vote or to attend the Annual Meeting.

MICHAEL C. MILLER

Executive Vice President, General

Counsel and Secretary

PROXY STATEMENT

This Proxy Statement contains information relating to the 2013 Annual Meeting of Stockholders of Monster Worldwide, Inc. (referred to in this Proxy Statement as “we,” “our,” “us,” “Monster” or the “Company”) to be held on Tuesday, June 4, 2013, beginning at 10:00 a.m. at the offices of Dechert LLP, 1095 Avenue of the Americas, 28th Floor, New York, New York 10036, and any postponements or adjournments thereof.

We are mailing a printed copy of this Proxy Statement, a proxy card and the 2012 Annual Report of the Company to certain stockholders and a Notice Regarding the Availability of Proxy Materials (the “Notice of Internet Availability”) to other stockholders beginning on or around April 25, 2013. The Annual Report being made available on the Internet and mailed with the Proxy Statement is not part of the proxy-soliciting materials.

ABOUT THE MEETING AND THE PROXY MATERIALS

What is the purpose of the Annual Meeting?

At our Annual Meeting, stockholders will act upon the matters outlined in the Notice of Annual Meeting of Stockholders on the cover page of this Proxy Statement, consisting of: (1) the election of directors from among the nominees described in this Proxy Statement, (2) the ratification of the appointment of BDO USA, LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2013, and (3) an advisory vote to approve named executive officer compensation. In addition, management will report on the performance of the Company during 2012 and respond to questions from stockholders. The Board of Directors is not currently aware of any other matters that will come before the Annual Meeting.

Proxies for use at the Annual Meeting are being solicited by the Board of Directors of the Company. Should it appear desirable to do so in order to ensure adequate representation of shares at the Annual Meeting, officers and employees of the Company may communicate with stockholders, banks, brokers and others by telephone, in writing or in person to request that proxies be furnished. All expenses incurred in connection with this solicitation will be borne by the Company. We have engaged Innisfree M&A Incorporated (“Innisfree”) to assist in the distribution of proxy materials and the solicitation of proxies. We will pay Innisfree a fee of $12,500 plus customary costs and expenses for these services. The Company has agreed to indemnify Innisfree against certain liabilities arising out of or in connection with its engagement.

Who is entitled to vote at the Annual Meeting?

Only stockholders of record at the close of business on April 10, 2013, the record date for the Annual Meeting, are entitled to receive notice of and to vote at the Annual Meeting, or any postponements or adjournments thereof. If you were a stockholder of record on that date, you will be entitled to vote all of the shares you held on that date at the Annual Meeting, or any postponements or adjournments of the Annual Meeting.

What are the voting rights of the holders of common stock?

On April 10, 2013, there were 116,537,377 shares of common stock outstanding. Each outstanding share of common stock will be entitled to one vote on each matter acted upon.

What constitutes a quorum?

The presence at the Annual Meeting, in person or by proxy, of the holders of a majority of the issued and outstanding shares of common stock entitled to vote at the Annual Meeting shall constitute a quorum for the transaction of business at the Annual Meeting. Abstentions and “broker non-votes” (which are explained below) are counted as present to determine whether there is a quorum for the Annual Meeting.

How do I vote?

If you are a registered stockholder, you can vote your shares in two ways: either by proxy or in person at the Annual Meeting by written ballot. If you choose to vote by proxy, you may do so by Internet or telephone or, if you received a printed copy of your proxy materials, by mail. Each of these procedures is more fully explained below. Even if you plan to attend the Annual Meeting, the Board of Directors recommends that you vote by proxy. If you hold your shares through a broker or other nominee or if you hold your shares through the Monster Worldwide, Inc. 401(k) Savings Plan (the “401(k) Plan”), please refer to the voting procedures described below.

Vote by Internet

You can vote your shares by Internet on the voting website, which is www.proxyvote.com. Internet voting is available 24 hours a day, seven days a week, until 11:59 p.m. (Eastern Daylight Time) on Monday, June 3, 2013. You will have the opportunity to confirm that your instructions have been properly recorded. Our Internet voting procedures are designed to authenticate stockholders through individual control numbers. If you received a proxy card in the mail but choose to vote by the Internet, you do not need to return your proxy card.

Vote by Telephone

You can also vote your shares by telephone by calling the toll-free number provided on the voting website, which is www.proxyvote.com, and on the proxy card. Telephone voting is available 24 hours a day, seven days a week, until 11:59 p.m. (Eastern Daylight Time) on Monday, June 3, 2013. Voice prompts will allow you to vote your shares and confirm that your instructions have been properly recorded. Our telephone voting procedures are designed to authenticate stockholders through individual control numbers. If you received a proxy card in the mail but choose to vote by telephone, you do not need to return your proxy card.

Vote by Mail

If you received a printed copy of your proxy materials, you can vote by completing and mailing the enclosed proxy card to us so that we receive it before 11:59 p.m. (Eastern Daylight Time) on Monday, June 3, 2013. If you received a Notice of Internet Availability, you can request a printed copy of your proxy materials by following the instructions contained in the notice.

Voting at the Annual Meeting

If you wish to vote at the Annual Meeting, written ballots will be available at the Annual Meeting. If your shares are held in the name of a bank, broker or other holder of record, you must obtain a proxy, executed in your favor, from the holder of record to be able to vote at the Annual Meeting. Voting by proxy, whether by Internet, telephone or mail, will not limit your right to vote at the Annual Meeting if you decide to attend in person. However, if you vote by proxy and also attend the Annual Meeting, there is no need to vote again at the Annual Meeting unless you wish to change your vote.

Voting for Stockholders that Hold Shares Through a Broker or Nominee

If you hold shares through a broker or other nominee, you may instruct your broker or other nominee to vote your shares by following the instructions that the broker or nominee provides to you with these materials. Most brokers offer the ability to provide voting instructions by Internet, telephone and mail.

Voting for 401(k) Plan Participants

Each participant in the 401(k) Plan is entitled to direct the trustee of the 401(k) Plan to vote the shares of our common stock attributable to the participant’s account in the 401(k) Plan. The trustee of our 401(k) Plan is Charles Schwab. Participants in the 401(k) Plan should have received instructions with their proxy materials explaining how the participants can vote the shares of our common stock attributable to their accounts in the 401(k) Plan. Please read the instructions carefully, as the deadline for voting shares held in the 401(k) Plan is Thursday, May 30, 2013. Votes are tabulated by Broadridge Financial Solutions, Inc., an independent third party. Each participant’s votes are confidential and will not be divulged by the trustee or Broadridge Financial Solutions, Inc. to any person, including officers and employees of the Company. The trustee will vote the shares held by the 401(k) Plan on the basis of the final tabulation results. As a general rule, shares of our common stock held in the 401(k) Plan for which no instructions are received will be voted by the trustee in the same proportion as the shares of our common stock for which voting instructions have been received, subject to compliance with the requirements of the Employee Retirement Income Security Act of 1974, as amended, one of the federal laws applicable to the 401(k) Plan.

Can I change my vote?

If you are a registered stockholder, you can revoke your proxy at any time before it is exercised at the Annual Meeting by taking any one of the following actions: (1) you can deliver a valid written proxy with a later date or follow the instructions given for changing your vote by Internet or telephone; (2) you can notify the Secretary of the Company in writing that you have revoked your proxy (using the address in the Notice of Annual Meeting of Stockholders above); or (3) you can vote in person by written ballot at the Annual Meeting.

What do I need to do to attend the Annual Meeting?

You will need to provide valid government-issued photo identification, such as a driver’s license or passport, to gain entry to the Annual Meeting.

What are the Board of Directors’ recommendations?

The Board of Directors recommends you vote your shares:

•	FOR the election of each nominee described in this Proxy Statement to serve for the ensuing year;

•	FOR ratification of the appointment of BDO USA, LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2013; and

•

FOR the approval, on an advisory basis, of the compensation of our named executive officers as disclosed in the “Compensation Discussion and Analysis,” the accompanying compensation tables, and the related narrative disclosure.

What vote is required to approve each item?

Proposal No. 1 — Election of Directors.    Since there are seven nominees for seven director positions to be filled at the Annual Meeting, each of the seven nominees for director who receives at least a majority of the votes cast at the meeting, either in person or by proxy, and entitled to vote for such nominee will be elected. There is no box to abstain from voting on any director. Any nominee in this election who does not receive a majority of the votes cast will promptly offer to tender his or her resignation to the Chairman of the Board of Directors following certification of the stockholder vote. A committee of independent directors shall consider the offer to resign and recommend to the Board of Directors what action such committee believes should be taken in response to the offered resignation. The Board of Directors shall act on such committee’s recommendation within 90 days following certification of the stockholder vote. The Board of Directors shall then promptly disclose its decision whether to accept the director’s resignation offer, including an explanation of how the decision was reached and, if applicable, the reasons for rejecting the resignation offer, in a Form 8-K to be filed or furnished with the Securities and Exchange Commission (the “SEC”). Any director who offers his or her resignation shall not participate in the committee’s recommendation or the Board of Directors’ action regarding whether to accept the resignation offer. However, if the only directors who were duly elected by the stockholders in the same election constitute three or fewer directors, all directors may participate in the action regarding whether to accept the resignation offers.

Proposal No. 2 — Ratification of Appointment of Independent Registered Public Accounting Firm.    The affirmative vote of a majority of the votes represented at the meeting, either in person or by proxy, and entitled to vote on this proposal, is required to ratify the appointment of the independent registered public accounting firm. This means that if you abstain from voting on this proposal it will have the same effect as if you voted against it.

Proposal No. 3 — Advisory Vote to Approve Named Executive Officer Compensation.    The affirmative vote of a majority of the votes represented at the meeting, either in person or by proxy, and entitled to vote on this proposal, is required to approve the compensation of our named executive officers. This means that if you abstain from voting on this proposal it will have the same effect as if you voted against it. While this vote is required by law, it will not be binding on the Company, the Board of Directors or the Compensation Committee, nor will it create or imply any change in the fiduciary duties of, or impose any additional fiduciary duty on, the Company, the Board of Directors or the Compensation Committee. However, the Board of Directors and the Compensation Committee intend to consider the outcome of the vote when making future named executive officer compensation decisions.

How are shares held in street name counted?

Under the current rules of the New York Stock Exchange (“NYSE”), banks, brokers or other similar organizations holding shares in street name for customers who are beneficial owners of such shares are prohibited from giving a proxy to vote such customers’ shares on “non-routine” matters in the absence of specific instructions from such customers. This is commonly referred to as a “broker non-vote.” As with abstentions, with respect to the proposals in question, broker non-votes will be counted for quorum purposes but will not be counted as votes cast either for or against such proposals. In other words, abstentions and broker non-votes are not considered “votes cast.”

The election of directors and the advisory vote to approve the compensation of our named executive officers are considered “non-routine” matters under applicable NYSE rules and, therefore, if you hold your shares through a bank, broker or other similar organization, the organization may not vote your shares on these matters absent specific instructions from you. As such, there may be broker non-votes with respect to these matters. However, broker non-votes are not counted as shares present and entitled to be voted with respect to the matters on which the broker has not expressly voted. Thus, broker non-votes will have no impact on the outcome of these matters. On the other hand, the ratification of the selection of BDO USA, LLP as the Company’s independent registered public accounting firm is considered a “routine” matter under the current rules of the NYSE. Therefore, the organization that holds your shares may vote on this matter without instructions from you and no broker non-votes will occur with respect to this matter.

What happens if additional matters are presented at the Annual Meeting?

We do not know of any business or proposals to be acted upon at the Annual Meeting other than the items described in this Proxy Statement. If any other business is properly brought before the Annual Meeting or any postponement or adjournment thereof, it is the intention of the named proxies to vote on such matters in accordance with their best judgment.

What if I am a registered stockholder and I provide a proxy but do not provide specific voting instructions?

Proxies of registered stockholders that do not contain voting instructions for one or more items will be voted with respect to those items as follows: (1) FOR the election of all director nominees described in this Proxy Statement; (2) FOR the ratification of the appointment of BDO USA, LLP as our independent registered public accounting firm; (3) FOR the approval of the compensation of the Company’s named executive officers; and (4) in accordance with the best judgment of the named proxies on any other matters properly brought before the Annual Meeting.

Who will count the votes?

We have hired a third party, Broadridge Financial Solutions, Inc., to be the inspector of elections and tabulate the votes cast at the Annual Meeting.

Where can I find the voting results of the Annual Meeting?

We will announce preliminary voting results at the Annual Meeting and will publish the results on Form 8-K within four business days after the end of the Annual Meeting.

CORPORATE GOVERNANCE AND BOARD OF DIRECTORS MATTERS

Our Board of Directors is committed to adopting and adhering to sound corporate governance principles. Having such principles is essential to operating our business efficiently and to maintaining our integrity and reputation in the marketplace. Reflecting its commitment to continuous improvement, the Board of Directors reviews its governance practices on an ongoing basis to ensure that they promote stockholder value.

How are nominees for election to our Board of Directors selected?

The Corporate Governance and Nominating Committee recommends to the Board of Directors individuals as nominees for election to the Board of Directors at annual meetings of the Company’s stockholders and to fill any vacancy or newly created directorship on the Board of Directors. The Corporate Governance and Nominating Committee does not have specific minimum qualifications that must be met by a candidate in order to be considered for nomination to the Board of Directors. In identifying and evaluating nominees for director, the Corporate Governance and Nominating Committee considers each candidate’s experience, integrity, background and skills, as well as other qualities that the candidate may possess and factors that the candidate may be able to bring to the Board of Directors. In accordance with its charter and with our Corporate Governance Guidelines, the Corporate Governance and Nominating Committee endeavors to ensure that two-thirds of the Company’s Board of Directors consists of independent directors as defined in both the New York Stock Exchange Listed Company Manual (the “NYSE Listed Company Manual”) and in our Corporate Governance Guidelines. The Corporate Governance and Nominating Committee’s charter and our Corporate Governance Guidelines are available through the “Corporate Governance” section of our company website. Our company website is located at http://about-monster.com and the “Corporate Governance” section is located on the “Investor Relations” tab located at http://ir.monster.com.

The Corporate Governance and Nominating Committee will consider on an ongoing basis stockholder nominations as nominees for election to the Board of Directors. In evaluating such nominations, the Corporate Governance and Nominating Committee will use the same selection criteria the Corporate Governance and Nominating Committee uses to evaluate other potential nominees. Any stockholder may suggest a nominee by sending the following information to our Corporate Governance and Nominating Committee: (1) your name, mailing address and telephone number, (2) the suggested nominee’s name, mailing address and telephone number, (3) a statement whether the suggested nominee knows that his or her name is being suggested by you, (4) the suggested nominee’s resume or other description of his or her background and experience and (5) your reasons for suggesting that the individual be considered. The information should be sent to the Corporate Governance and Nominating Committee addressed as follows: Corporate Governance and Nominating Committee of the Board of Directors, Monster Worldwide, Inc., 622 Third Avenue, 39th Floor, New York, New York 10017. For more information on stockholder proposals, see “Stockholder Proposals” on page 52.

Stockholders who do not wish to follow the foregoing procedure but who wish instead to nominate directly one or more persons for election to the Board of Directors must comply with the procedures established by our by-laws. To be timely, the Company must receive such nomination for the 2014 Annual Meeting of Stockholders at its principal office at 622 Third Avenue, 39th Floor, New York, New York 10017 no earlier than February 9, 2014 and no later than March 11, 2014. For more information on stockholder proposals, see “Stockholder Proposals” on page 52.

All seven of the director nominees identified in this Proxy Statement currently serve as directors of the Company and all have been recommended by our Corporate Governance and Nominating Committee to our Board of Directors for re-election. The Corporate Governance and Nominating Committee recommends candidates to the full Board of Directors after receiving input from all directors. The Corporate Governance and Nominating Committee members, other members of the Board of Directors and senior management discuss potential candidates during this search process.

Does the Corporate Governance and Nominating Committee consider diversity in identifying nominees?

As noted in the Company’s Corporate Governance Guidelines, the Corporate Governance and Nominating Committee, in evaluating and recommending individuals to the Board of Directors for nomination as directors, and the Board of Directors, in approving director nominees, considers, among other factors, diversity. As part of the

Corporate Governance and Nominating Committee’s process (in consultation with the Board of the Directors) of determining the appropriate characteristics, skills and experience required for individual directors, the Corporate Governance and Nominating Committee analyzes the abilities and business experience of each nominee in order to ensure that the Board of Directors is comprised of members with a diverse range of skills and experience.

What is the role of the Board of Directors in the oversight of risk?

Management is responsible for the day-to-day management of the risks we face, while the Board of Directors, as a whole and through its committees, has responsibility for the oversight of risk management.

The Audit Committee is principally charged with the duty of oversight over risks related to the Company’s financial statements. The Audit Committee considers those risks that would affect the accurate reporting of the Company’s results of operations and the accurate valuation of the assets and liabilities reflected on the Company’s balance sheet. In performing this duty, the Audit Committee receives and reviews reports regarding risks related to the Company’s financial statements from the Company’s independent registered public accounting firm and the Company’s internal audit department. The Audit Committee receives such reports at least quarterly. The Audit Committee also meets separately in executive session with the Company’s independent registered public accounting firm, senior management and the head of the Company’s internal audit department to discuss the material financial risks facing the Company and the steps the Company has taken, and will take in the future, to monitor and control such risks. The Company’s management, internal audit department and independent registered public accounting firm discuss potential financial risks and the classification of such risks, based on potential impact and likelihood of occurrence, and discuss with the Audit Committee the audit programs undertaken based on this risk assessment. Those audit programs as finally adopted reflect any comments of the Audit Committee.

The entire Board of Directors is responsible for the oversight of all other risks (such as technology risks, globalization risks, transaction risks and operational risks). The Board of Directors periodically devotes a portion of its meetings to a discussion of the risks faced by the Company and the implications of those risks. The Board of Directors receives and reviews reports regarding risks from senior management as well as the heads of the Company’s various business segments. The Board of Directors also meets with management to discuss material risks and the controls, guidelines and policies established and implemented by management relating to risk assessment and risk management. In connection with this oversight role, the Board of Directors also reviews and considers all significant initiatives brought before the Board of Directors.

The Compensation Committee, as part of its review of the Company’s compensation programs, considers the potential impact that such programs have on incentivizing the Company’s officers and directors to take risks. For more information on the Compensation Committee’s roles in risk oversight, see “What are the Company’s compensation policies and practices relating to risk management?” on pages 24-25.

What is the Board of Directors’ leadership structure and why does the Company believe that structure is appropriate?

The Board of Directors and the Corporate Governance and Nominating Committee have engaged in a comprehensive review of the Company’s corporate governance practices. The positions of Chairman and Chief Executive Officer are combined at the Company. The Board of Directors believes that combining the positions of Chairman and Chief Executive Officer is appropriate given that the size of the Board of Directors permits regular communication among all of the independent directors, and between the independent directors and the Company’s senior management. This structure allows for information to flow to the independent directors so that such directors can provide meaningful input during deliberations. The Company also has a lead independent director who acts as the principal interface between the Company’s independent directors and senior management and presides over meetings of the independent directors. In addition, the lead independent director has input into the agendas for meetings of the Board of Directors and coordinates the various functions of the committees of the Board of Directors. A majority of the independent directors of the Board of Directors has appointed Admiral Edmund P. Giambastiani, Jr. as the lead independent director.

What are the qualifications of the Company’s directors and nominees for director, and what are the reasons why each such person should serve as a director of the Company?

John Gaulding.    Mr. Gaulding brings significant sales and marketing experience to the Board of Directors. Additionally, as a result of his long tenure on the Board of Directors, Mr. Gaulding brings a valuable historical perspective to deliberations of the Board of Directors.

Admiral Edmund P. Giambastiani, Jr., U.S. Navy (Retired).    Admiral Giambastiani’s diverse business experience since his retirement from the U.S. military in October 2007, including serving on the boards of several highly respected organizations such as The Boeing Company and Oppenheimer Funds, enables him to provide tremendous business and strategic acumen as well as corporate governance insight. In addition, his training as the second highest ranking military officer in the United States and his 40 plus years of governmental leadership expertise have given him numerous skills that make him a valuable asset to the Board of Directors, including his leadership skills, experience in employing, training and deploying a large number of individuals, and relationships with, and understanding of, the federal government.

Cynthia P. McCague.    Ms. McCague brings extensive experience in human resources and corporate and executive compensation to the Board of Directors. Her extensive international experience in human resources gives the Board of Directors an important perspective on the dynamics of the recruitment process and an understanding of the obstacles, challenges and preferences of Monster’s customers. In addition, her experience gives the Board of Directors insight on organizational development and strategy for the Company.

Jeffrey F. Rayport.    Dr. Rayport is a recognized thought leader in the online marketing industry, bringing highly relevant digital media, marketing and e-commerce experience to the Board of Directors. His perspective and experience gives the Board of Directors valuable insight into the dynamic environment of the digital marketplace.

Roberto Tunioli.    Mr. Tunioli is the former Vice Chairman and Chief Executive Officer of Datalogic, SpA, a publicly traded company based in Italy. Mr. Tunioli brings significant public company management experience to the Board of Directors, as well as an international perspective to deliberations of the Board of Directors. In light of the Company’s substantial global presence, the Board of Directors gains valuable insight from Mr. Tunioli’s international perspective.

Salvatore Iannuzzi and Timothy T. Yates.    In addition to the skills and background that were the basis of Mr. Iannuzzi being selected as Chief Executive Officer and Mr. Yates being selected as Executive Vice President and former Chief Financial Officer, the Board of Directors determined that it would be beneficial to have multiple perspectives from the Company’s senior management on the Board of Directors. On April 23, 2013, Mr. Yates informed the Company of his intention to retire from the position of Executive Vice President, effective as of June 4, 2013. Following his retirement from the Company, Mr. Yates will remain available to the Company as a consultant on various financial and strategic matters, on an as needed basis. If the Company engages Mr. Yates to provide consulting services, compensation for his services will be determined based upon the nature and extent of the consulting services to be provided. Mr. Yates remains a member of the Board of Directors of the Company and has been re-nominated for another one-year term. His perspective as a recent member of senior management will continue to be a benefit to the Board.

For more information concerning the qualifications, background and skills of the director nominees, see “Proposal No. 1 Election of Directors” beginning on page 42.

Have there been any additions to the Board of Directors since the 2012 annual meeting of stockholders held in June 2012?

There have been no additions to the Board of Directors since our 2012 annual meeting.

Who are the current members of the Board of Directors, and which of the directors are standing for re-election?

The seven members of our Board of Directors on the date of this Proxy Statement are:

Salvatore Iannuzzi, Chairman

John Gaulding

Edmund P. Giambastiani, Jr.

Cynthia P. McCague

Jeffrey F. Rayport

Roberto Tunioli

Timothy T. Yates

All seven directors are standing for re-election at the Annual Meeting.

How often did the Board of Directors meet during the year ended December 31, 2012?

During the year ended December 31, 2012, the Board of Directors held 19 meetings. All seven directors who are standing for re-election attended at least 75% of the total number of meetings of the Board of Directors and the committees on which he or she served.

What committees has the Board of Directors established?

The Board of Directors has standing Audit, Compensation and Corporate Governance and Nominating Committees. The Board of Directors has adopted a written charter for each of the Audit, Compensation and Corporate Governance and Nominating Committees setting forth the roles and responsibilities of each committee. The charters are available through the “Corporate Governance” section of our company website. Our company website is located at http://about-monster.com and the “Corporate Governance” section is located on the “Investor Relations” tab located at http://ir.monster.com.

Audit Committee.    The Audit Committee is charged with, among other things, the appointment of the independent registered public accounting firm for the Company, as well as discussing and reviewing with the independent registered public accounting firm the scope of the annual audit and results thereof, pre-approving the engagement of the independent registered public accounting firm for all audit-related services and permissible non-audit related services, and reviewing and approving all related-party transactions. The Audit Committee also reviews interim financial statements included in the Company’s quarterly reports and reviews documents filed with the SEC.

The Board of Directors has determined that (a) all members of the Audit Committee during 2012 and all current members of the Audit Committee are “independent,” as required by the Securities Exchange Act of 1934, as amended (the “Exchange Act”), the NYSE Listed Company Manual and our Corporate Governance Guidelines and (b) Roberto Tunioli qualifies as an “audit committee financial expert” as defined by Item 407(d) of Regulation S-K of the Exchange Act. During 2012, the Audit Committee met six times.

The Audit Committee’s report is on page 51.

Compensation Committee.    The Compensation Committee is charged with, among other things, determining and approving or, in the case of the Company’s CEO, recommending to the Board of Directors the compensation for the Company’s executives and administering the Company’s stock incentive and benefit plans. The Compensation Committee is entitled to delegate any of its responsibilities to a subcommittee of the Compensation Committee to the extent consistent with our charter, by-laws, Corporate Governance Guidelines, applicable law and the NYSE Listed Company Manual.

Membership on the Compensation Committee is determined by the Board of Directors. The Compensation Committee Chairman regularly reports on Compensation Committee actions and recommendations at Board of Directors meetings. Admiral Edmund P. Giambastiani, Jr. serves as Chairman of the Compensation Committee. During 2012, the Compensation Committee met eight times.

The Board of Directors has determined that all members of the Compensation Committee during 2012 and all current members of the Compensation Committee are “independent directors” as required by the NYSE Listed Company Manual and our Corporate Governance Guidelines, “outside directors” as defined in Section 162(m) of the Internal Revenue Code of 1986, as amended, and “non-employee directors” as defined in Rule 16b-3 under the Exchange Act.

The Compensation Committee’s report is on page 26. Additional information on the Compensation Committee’s processes and procedures for consideration of executive compensation are addressed in “Compensation Discussion and Analysis,” which begins on page 11.

Corporate Governance and Nominating Committee.    The Corporate Governance and Nominating Committee is charged with, among other things, assisting the Board of Directors in its selection of individuals as nominees for election to the Board of Directors at annual meetings of the Company’s stockholders and filling any vacancies or newly created directorships on the Board of Directors. The Corporate Governance and Nominating Committee is also responsible for general corporate governance matters, including making recommendations relating to our Corporate Governance Guidelines.

Membership on the Corporate Governance and Nominating Committee is determined by the Board of Directors. John Gaulding serves as Chairman of the Corporate Governance and Nominating Committee. During 2012, the Corporate Governance and Nominating Committee met four times.

The Board of Directors has determined that all members of the Corporate Governance and Nominating Committee during 2012 and all current members of the Corporate Governance and Nominating Committee qualify as “independent,” as required by the Exchange Act, the NYSE Listed Company Manual and our Corporate Governance Guidelines.

Who are the members of the committees of the Board of Directors?

The table below provides the membership of each committee of the Board of Directors as of the date of this Proxy Statement.

Committee	Member

Audit Committee	Roberto Tunioli, Chairman John Gaulding Jeffrey F. Rayport

Compensation Committee	Edmund P. Giambastiani, Jr., Chairman Cynthia P. McCague Roberto Tunioli

Corporate Governance and Nominating Committee	John Gaulding, Chairman Edmund P. Giambastiani, Jr. Jeffrey F. Rayport

Which directors have the Board of Directors determined to be independent?

Our Board of Directors has adopted director independence guidelines to assist in determining each director’s independence. These guidelines are set forth in our Corporate Governance Guidelines and are available through the “Corporate Governance” section of our company website. Our company website is located at http://about-monster.com and the “Corporate Governance” section is located on the “Investor Relations” tab located at http://ir.monster.com. These guidelines identify categories of relationships that the Board of Directors has determined would affect a director’s independence. Under the Corporate Governance Guidelines, at least two-thirds of the Board of Directors shall consist of directors who satisfy the independence requirements of the Corporate Governance Guidelines and the NYSE Listed Company Manual.

The Board of Directors has analyzed the independence of each director nominee and determined that the following directors meet the standards of independence under our Corporate Governance Guidelines and the

NYSE Listed Company Manual: John Gaulding, Edmund P. Giambastiani, Jr., Cynthia P. McCague, Jeffrey F. Rayport and Roberto Tunioli. Thus, five of the seven directors standing for re-election, and each member of the Audit, Compensation and Corporate Governance and Nominating Committees, meet the standards of independence under our Corporate Governance Guidelines and the NYSE Listed Company Manual.

What is the Company’s policy regarding director attendance at Annual Meetings?

It is the policy of our Board of Directors that directors are encouraged to attend all annual stockholders meetings. All members of the Board of Directors attended the 2012 annual meeting of stockholders.

How are directors compensated?

The compensation and benefit program for non-employee directors is designed to achieve the following goals: compensation should fairly pay non-employee directors for work required for the Company; compensation should align non-employee directors’ interests with the long-term interests of stockholders; and the structure of the compensation should be simple, transparent and easy for stockholders to understand. Employee directors receive no compensation for their service on the Board of Directors.

Each non-employee director receives an annual cash retainer for his or her service on the Board of Directors. The annual cash retainer for the lead independent director is $100,000, and the annual cash retainer for each other non-employee director is $75,000. Non-employee directors serving on the Audit Committee receive an additional retainer of $25,000 ($50,000 in the case of the Chairman of the Audit Committee). Non-employee directors serving on the Compensation Committee receive an additional retainer of $20,000 ($40,000 in the case of the Chairman of the Compensation Committee). Non-employee directors serving on the Corporate Governance and Nominating Committee receive an additional retainer of $10,000 ($20,000 in the case of the Chairman of the Corporate Governance and Nominating Committee).

Upon commencing service on the Board of Directors, each non-employee director receives an award under the Monster Worldwide, Inc. 2008 Equity Incentive Plan of that number of shares of restricted stock having a value equal to $150,000 (determined by using the closing price of our common stock on the date of grant), of which fifty percent (50%) of the shares vest immediately upon grant and the remaining fifty percent (50%) vest on the first anniversary of the date of grant. In addition, on the day following each annual meeting of stockholders, each non-employee director who has served as a non-employee director since the prior annual meeting of stockholders receives an award of that number of shares of restricted stock having a value equal to $125,000 (determined by using the closing price of our common stock on the date of grant), of which twenty-five percent (25%) of the shares vest on each of the first four (4) anniversaries of the grant date. As a result, on the day after our 2012 annual meeting of stockholders, each of our non-employee directors received a grant of 15,263 shares of restricted stock. Except for sales of shares to satisfy tax obligations due in connection with vesting, each non-employee director is required to maintain ownership of the shares of the Company received on or after January 1, 2011 as compensation for his or her service on the Board of Directors until he or she no longer serves as a non-employee director.

The following table provides the compensation information for the year ended December 31, 2012 for each member of our Board of Directors who served as a non-employee director during 2012.

Name of Director(1)	Fees Earned or Paid in Cash(2)	Stock Awards (3)	Total
John Gaulding	$120,000	$125,004	$245,004
Edmund P. Giambastiani, Jr.	150,000	125,004	275,004
Cynthia P. McCague	95,000	125,004	220,004
Jeffrey F. Rayport	110,000	125,004	235,004
Roberto Tunioli	145,000	125,004	270,004

(1)	Salvatore Iannuzzi and Timothy T. Yates are not included in this table because they are employees of the Company and received no compensation for serving as directors during 2012. Compensation for

Mr. Iannuzzi’s service as President and Chief Executive Officer and Mr. Yates’ service as Executive Vice President is reflected in the “Summary Compensation Table” on page 27. On April 23, 2013, Mr. Yates informed the Company of his intention to retire from the position of Executive Vice President, effective as of June 4, 2013. Following his retirement from the Company, Mr. Yates’ service on the Board will be as a non-employee director and he will be entitled to receive the non-employee director compensation described above for as long as he serves in that capacity.

(2)	The “Fees Earned or Paid in Cash” column reports the amount of cash compensation earned in 2012 for service on the Board of Directors and each committee thereof. All such compensation consists of retainer fees for Board and committee service.

(3)	The amounts reported in the “Stock Awards” column consist of the grant date fair value of stock awards granted in 2012, calculated in accordance with FASB Accounting Standards Codification Topic 718, Stock Compensation (“ASC 718”). The fair value for all stock awards is calculated using the closing price of the Company’s common stock on the date of grant of the award. For additional information, see Note 2 to the Company’s consolidated financial statements included in the Company’s Form 10-K for the year ended December 31, 2012, as filed with the SEC on February 13, 2013.

       As of December 31, 2012, each non-employee director listed in the above table had 22,387 shares underlying outstanding unvested stock awards.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Overview

This compensation discussion and analysis (“CD&A”) explains how the Company determines the compensation that is paid to our named executive officers (“NEOs”), who are our Chief Executive Officer (“CEO”), our Chief Financial Officer (“CFO”) and our three other highest-compensated executive officers during 2012. In 2012, our NEOs were: (a) Salvatore Iannuzzi, Chairman of the Board, President and CEO; (b) James M. Langrock, Executive Vice President and CFO; (c) Lise Poulos, Executive Vice President and Chief Administrative Officer; (d) Mark Stoever, Executive Vice President, Corporate Development and Internet Advertising; and (e) Timothy T. Yates, Executive Vice President.

This CD&A contains statements regarding certain performance targets and goals the Company has used or may use to determine appropriate compensation. These targets and goals are disclosed in the limited context of the Company’s compensation program and should not be understood to be statements of management’s expectations or estimates of financial results or other guidance. The Company specifically cautions investors not to apply these statements to other contexts.

Executive Summary

The Company’s executive compensation program is designed to attract, retain and motivate senior executives who will promote both the near-term and long-term interests of our three most important constituents — our stockholders, our employees and our customers — while simultaneously discouraging excessive risk-taking. The Company seeks to achieve these results through an appropriate mix of base salary, annual cash bonus opportunities and long-term equity incentive awards, a substantial portion of which is related to the attainment of operational and strategic goals (both quantitative and qualitative). In determining the appropriate mix of NEO compensation, the Compensation Committee seeks to ensure that a significant portion of NEO compensation is performance-based and/or “at risk” (i.e., the amount of such compensation will decrease if the value of the Company decreases and such compensation will be forfeited if the NEOs do not remain employed by the Company over a vesting period of several years). Performance-based compensation is designed to reward the NEOs for achievement of specified individual and Company performance goals that support the Company’s business plan and is generally provided in the form of annual bonus opportunities. The short-term focus encouraged by our use of performance-based compensation opportunities is balanced by the long-term focus promoted by our use of “at risk” compensation opportunities. “At risk” compensation is designed to directly link the value of the NEOs’ total compensation to the long-term value of the Company and is primarily provided through grants of restricted stock or restricted stock units (“RSUs”) that vest in equal installments over a period of four years or based on the Company’s achievement of long-term performance goals, and that are designed to motivate the NEOs to achieve positive long-term results while ensuring that they share with our stockholders the consequences of a decline in our stock price.

The alignment between Company performance and NEO compensation can be illustrated by the trend in our NEOs’ total compensation during the three-year period ending on December 31, 2012, as set forth in the “Summary Compensation Table” on page 27. Over this period, our NEOs experienced a reduction in their total compensation as follows: 88% for Mr. Iannuzzi, 59% for Mr. Langrock, 81% for Ms. Poulos, 82% for Mr. Stoever and 84% for Mr. Yates. For Mr. Iannuzzi, this decline in total compensation occurred principally in 2011. Despite the Compensation Committee’s view that Mr. Iannuzzi warranted bonus compensation with respect to 2011 for maintaining profitable operations, positive cash flow and a stable balance sheet during a severe economic downturn, Mr. Iannuzzi requested that any bonus compensation that he would otherwise receive be used instead to increase the amounts that were awarded to other employees, so that they could be more appropriately compensated while limiting the aggregate amount of compensation paid. Mr. Iannuzzi also communicated to the Compensation Committee his belief that it was appropriate for the CEO’s compensation to be reduced to more closely align his compensation with the returns achieved by stockholders. In the case of the other NEOs, the decline in total compensation was primarily attributable to the fact that no bonuses were paid to the NEOs with respect to 2012, which was the recommendation of management to the Compensation Committee and was based on management’s assessment of the Company’s overall results and the ongoing challenging macroeconomic environment, as well as management’s desire to closely align NEO compensation with stockholder returns. In addition, no equity awards were granted to the NEOs with respect to 2012, except in the case of Mr. Langrock, who was granted 50,000 shares of restricted stock based on the recommendation of Mr. Iannuzzi in recognition of Mr. Langrock’s outstanding performance in his new role as the Company’s CFO. This overall reduction in NEO total compensation over this three-year period occurred at the same time that the Company experienced a similar decline in its stock price.

The following graph shows the correlation between the Company’s share price and our NEOs’ compensation — both the CEO’s compensation individually and the other NEOs’ combined average compensation — for the three-year period ending on December 31, 2012. The stock prices indicated in the graph represent the closing price of our common stock on the last trading day of the applicable year.

2012 Compensation Considerations

Management recognized that the global financial crisis and resulting economic recession were still having a substantial impact on the Company’s industry and were likely to continue during 2012. As a result, in 2012, the NEOs concentrated the Company’s resources on core markets and took aggressive steps to strengthen the Company’s business. During 2012, the NEOs positioned the Company for future growth as the global economy recovers by maintaining and strengthening the Company’s advanced product offerings, robust government business and leading traffic position. Under the leadership of our NEOs in 2012, the business derived from the Company’s advanced and proprietary product offerings, including Career Ad Network®, Power Resume Search® and SeeMore®, increased in the double-digit percentage range compared to 2011; the Company’s Government Solutions business, which accounts for more than 10% of total bookings, increased approximately 40% year over year; and, according to comScore Media Metrix, the Company enjoyed the leading U.S. traffic position in the Career Services & Development category throughout the majority of 2012, ending the year with over 21 million monthly unique visitors. The NEOs also made significant contributions to the reduction in the Company’s cost structure following the announcement of the Company’s restructuring on November 8, 2012, putting the Company on track to reduce operating expenses by approximately $130 million on an annualized basis.

In determining the compensation of our NEOs for 2012, the Compensation Committee took into account the realities of the current economic environment and the goals that the Company desired to achieve in such environment (as described above). The Compensation Committee also took into account the Company’s near-term financial results, the many contributions of our NEOs that are not fully reflected in our near-term financial results, the highly competitive nature of the Company’s industry, compensation data about the Company’s peer group provided by the Compensation Committee’s independent compensation consultant (Buck Consultants, LLC) and the need to attract, retain and motivate a team of highly qualified and dedicated senior executives who are critical to the long-term success of the Company.

With these considerations in mind, the Compensation Committee made the decisions set forth below with respect to NEO compensation for 2012.

Base Salary

Given the volatility and uncertainty of global macroeconomic conditions during 2012, the Compensation Committee, upon the recommendation of management, determined that the base salaries of the NEOs would not be increased in 2012.

Bonus Compensation

The Compensation Committee approved performance metrics for 2012 bonuses under our annual incentive bonus plan (as described in greater detail on pages 20-22) based on the Company’s Consolidated Net Bookings, Consolidated Operating Income and Consolidated Net Revenue for 2012. Although thresholds for the payment of bonuses were met, the Compensation Committee determined that no bonuses would be paid to the NEOs for 2012 under the annual incentive bonus plan, which was the recommendation of management to the Compensation Committee and was based on management’s assessment of the Company’s overall results and the ongoing challenging macroeconomic environment, as well as management’s desire to closely align NEO compensation with stockholder returns.

Long-Term Equity Awards

Consistent with its decision not to increase the base salaries of the NEOs in 2012 in light of the volatility and uncertainty of global macroeconomic conditions, the Compensation Committee, upon the recommendation of management, did not authorize grants under the Company’s annual equity award program during 2012.

General Overview of Compensation Committee Actions

The following actions undertaken by the Compensation Committee with respect to the compensation of our NEOs in 2012 reflect the Company’s general approach to executive compensation, including its emphasis on pay-for-performance and “at-risk” compensation:

•	The substantial reduction in overall NEO compensation over the three-year period ending December 31, 2012.

•	The substantial percentage of the NEOs’ compensation that is based on the achievement of meaningful performance goals and that is forfeited if those goals are not achieved.

•	The Compensation Committee’s decision to not award any base salary increases in 2012.

•	The use of a four-year vesting schedule for equity-based awards granted to our executive officers.

•	The Compensation Committee’s general policy against tax gross-up payments to executives in connection with taxable benefits that are not made available to employees generally.

•

The requirements that certain executive officers, including all of the NEOs, generally retain 25% of the equity securities granted to them by the Company on or after January 18, 2006 until the earlier of the executive’s termination of employment, death or disability, or a change in control of the Company.

•

The Compensation Committee’s discretion to reduce bonuses payable to a participant in the annual incentive plan on the basis of financial results the Company is subsequently required to restate if the participant had actual knowledge of the circumstances requiring the restatement.

•

The Compensation Committee’s general policy against entering into new employment contracts or materially amending existing employment contracts that provide gross-up payments for excise taxes payable on a change in control, except where necessary to recruit a new executive, in which case the gross-up provision would be limited to payments triggered by both a change in control and termination of employment and would be subject to a three-year sunset provision.

•	The decision not to maintain a retirement plan or other excess pension benefit plan for the Company’s senior executives in addition to the retirement plan it maintains for its employees generally.

•

The Company’s reservation of the ability in new and recently amended employment agreements to claw back bonus and other incentive compensation paid to the NEOs, including any equity awards and any severance pay determined by reference to such bonus or incentive compensation, in each case, in accordance with the Company’s then existing clawback policy.

What are the objectives of our compensation programs for executive officers and what are they designed to reward?

Our compensation program is based on three fundamental principles:

•

deliver rewards in ways that motivate executives to think and act in both the near-term and long-term interests of our three most important constituents — our stockholders, our employees and our customers, with an emphasis on building the brand and business of the Company over the long-term;

•	structure the entire compensation package in a manner that attracts and retains key executives; and

•	align compensation with the attainment of operational and strategic goals (both quantitative and qualitative goals).

Who is responsible for determining the compensation levels of executive officers?

The Compensation Committee recommends the compensation for the CEO, subject to approval by the independent members of the Board of Directors, and sets the compensation for the other NEOs and all other executive officers. In recommending the CEO’s compensation and setting compensation for our other NEOs and other officers in 2012, the Compensation Committee conferred with our CEO (except that the CEO does not participate in discussions with respect to the determination of his compensation) and with the compensation and benefits professionals in the Company’s Human Resources Department. In addition, in performing its duties, the Compensation Committee periodically confers with an independent compensation consultant, as described below.

In determining compensation, the Compensation Committee reviews and assesses the operational and strategic goals of the Company, the performance of the Company based, in part, on specific measures and targets established by the Compensation Committee and the Board of Directors (described below with respect to annual bonus opportunities) and the performance of the individual executive officers. From time to time, the Compensation Committee, in consultation with compensation consultants, also reviews and assesses the compensation paid to the senior executives of the Company’s peer group, as described below. Compensation is not driven entirely by formulas. Instead, Compensation Committee members may exercise discretion to reward individual performance in making their assessments. We believe this is important, as the Company’s ultimate focus on long-term results may not be reflected in the attainment of annual financial targets. Compensation Committee members participate in regular updates on our business priorities, strategies and results during which they interact with our executive officers.

What is the role of compensation consultants in determining or recommending the amount or form of executive compensation?

As noted above, from time to time the Compensation Committee has consulted with an independent compensation consultant about the competitive market for comparable executives. The role of the independent compensation consultant is to provide advice to the Compensation Committee to assist it in fulfilling its responsibilities under its charter. The Compensation Committee retained Buck Consultants as its independent compensation consultant for 2012.

In setting compensation for named executive officers in 2012, the Compensation Committee consulted with Buck Consultants. Because the Company did not grant awards under its annual equity award program in 2012 or increase base salaries in 2012, no major compensation decisions in 2012 were based on the recommendations of Buck Consultants.

The Compensation Committee also consulted, and plans to continue to consult, with Buck Consultants in setting NEO compensation for 2013.

Management did not engage its own compensation consultants during 2012. In the course of preparing its recommendations for consideration by the Compensation Committee, management has discussions with Buck Consultants in order to make Buck Consultants aware of management’s thinking and in order to gain the benefit of Buck Consultants’ market intelligence. These communications are part of Buck Consultants’ scope of services authorized by the Compensation Committee.

Does the Company consider the results of the stockholder advisory vote on executive compensation in determining executive compensation policies and decisions?

At our Annual Meeting of Stockholders held on June 5, 2012, in accordance with the Dodd-Frank Wall Street Reform and Consumer Protection Act, we held a non-binding stockholder vote on the compensation of our NEOs, commonly referred to as a “say-on-pay” vote. Approximately 98% of our stockholders who voted on the “say-on-pay” proposal approved the compensation of our NEOs. The Compensation Committee viewed the results of the stockholder vote as a strong endorsement of its philosophy and approach to formulating executive compensation policies and decisions, and it took those results into consideration in determining the appropriateness of applying the same general philosophy and approach to its NEO compensation policies and decisions in 2012. Although the advisory stockholder vote on executive compensation is non-binding, the Compensation Committee will consider the outcome of future “say-on-pay” votes when making compensation policies and decisions for the NEOs. The Company currently holds the “say on pay” vote on an annual basis in accordance with the preference expressed by our Stockholders at our Annual Meeting of Stockholders on June 7, 2011. Following this year’s “say on pay” vote, the Company expects to hold our next “say on pay” at our Annual Meeting of Stockholders in 2014.

What companies are included in the Company’s peer group?

We believe that there are no companies that are exactly in our position. As a result, the companies that are part of our peer group are publicly-held companies that are only moderately similar to us. For example, our peer group typically includes companies that provide services over the internet, but that are not employment related businesses, companies that are comparable in size to us, but that are not employment related businesses and companies that connect both “buyers” and “sellers” of goods or services, but that are not employment related businesses. Upon the recommendation of Buck Consultants, the Compensation Committee approved the peer group set forth below for 2012 (this is the same peer group that was used in 2011, other than the omission of three companies that are no longer publicly held following their acquisition by another company):

•	Adobe Systems, Inc.

•	Akamai Technologies, Inc.

•	The Dun & Bradstreet Corporation

•	Earthlink, Inc.

•	Equifax, Inc.

•	Expedia, Inc.

•	IAC/Interactive Corp.

•	Netflix, Inc.

•	Orbitz Worldwide, Inc.

•	Paychex, Inc.

•	priceline.com Inc.

•	salesforce.com, Inc.

•	United Online, Inc.

•	ValueClick, Inc.

•	Verisign, Inc.

•	Yahoo! Inc.

Although the Compensation Committee does not anticipate making any changes to the Company’s peer group for 2013, it will review the Company’s peer group on a periodic basis to ensure that it remains appropriate.

Does the Company enter into written agreements with NEOs regarding their compensation?

Yes, the compensation paid in 2012 to the NEOs was determined, in part, by the terms set forth in employment agreements that were negotiated at arm’s length between the Company and each of the NEOs. We believe that having employment agreements with the NEOs provides an incentive to them to remain with the Company and serves to align their interests with those of the stockholders, including in the event of a potential acquisition of the Company.

Salvatore Iannuzzi.    The Company entered into an employment agreement with Mr. Iannuzzi, effective April 11, 2007. Pursuant to his employment agreement, Mr. Iannuzzi receives a base salary of $1,000,000 per year, subject to review and increase (but not decrease) by the Board of Directors and the Compensation Committee. Mr. Iannuzzi is eligible to earn an annual bonus based on his attainment of certain performance objectives, but his bonus may not be less than the maximum bonus opportunity available to the Company’s other senior executives. In addition, Mr. Iannuzzi is eligible to receive grants of equity-based awards, in the Compensation Committee’s discretion, at a level commensurate with his position. Per his employment agreement, Mr. Iannuzzi is also entitled to participate in those benefit plans generally provided by the Company to its senior executives. Upon his termination of employment or a change in control of the Company, the employment agreement pro-

vides for certain payments and benefits to Mr. Iannuzzi, as described below in the section entitled “Potential Payments Upon Termination or Change-in-Control.” Under the employment agreement, Mr. Iannuzzi has agreed that, during his employment and for one year thereafter, he will not compete with the Company or solicit non-clerical employees, consultants, or service providers of the Company to terminate such person’s relationship with the Company. Additionally, Mr. Iannuzzi has agreed to restrictive covenants regarding confidentiality and non-disparagement. As previously disclosed, in October 2008, the Compensation Committee awarded Mr. Iannuzzi 350,000 performance-based shares of restricted stock in order to ensure his retention. The Compensation Committee determined that the terms of Mr. Iannuzzi’s employment agreement and the amount of equity he already held in the Company, including the performance-based shares of restricted stock, were sufficient to protect the Company and obviated a need for a separate agreement prohibiting competition, solicitation and misuse of confidential information and intellectual property. On September 18, 2012, in an effort to ensure that Mr. Iannuzzi would continue to serve as the Company’s Chief Executive Officer, the Board of Directors affirmatively determined that Mr. Iannuzzi’s employment contract would not be permitted to expire on December 31, 2012 and, accordingly, the Company would not provide Mr. Iannuzzi with a notice of non-extension of the term of his employment agreement. The Board of Directors also directed Mr. Giambastiani, the lead outside director, and one other outside director selected by him to discuss with Mr. Iannuzzi (x) changes to his employment agreement to provide for longer than annual renewals and (y) such other changes to his employment agreement as they deem appropriate. Any proposed changes will be presented to the Board of Directors’ independent directors for their approval.

James M. Langrock.    The Company entered into an employment agreement with Mr. Langrock, effective May 15, 2008. Pursuant to his employment agreement, Mr. Langrock initially received a base salary of $350,000 per year, subject to review and increase (but not decrease) by the CEO, the Board of Directors and the Compensation Committee. Mr. Langrock’s base salary was increased to $365,000, effective October 1, 2010, to bring his base salary in line with our desired compensation target within our peer group. In addition, Mr. Langrock’s base salary was increased to $400,000, effective January 27, 2011, in connection with his promotion to the position of CFO. Mr. Langrock is eligible to earn an annual bonus based on his attainment of certain performance objectives, with his target bonus opportunity equal to 100% of his base salary (prior to his promotion to the position of CFO, Mr. Langrock’s target bonus opportunity was 60% of base salary). In connection with entering into the employment agreement, Mr. Langrock received a one-time sign on bonus of $500,000. Mr. Langrock is eligible to receive grants of equity-based awards, in the Compensation Committee’s discretion, commensurate with his position. Per his employment agreement, Mr. Langrock is entitled to participate in benefit plans as generally provided by the Company to its senior executives. Upon his termination of employment or a change in control of the Company, the employment agreement provides for certain payments and benefits to Mr. Langrock, as described below in the section entitled “Potential Payments Upon Termination or Change-in-Control.” Under the employment agreement, Mr. Langrock has agreed that, during his employment and for one year thereafter, he will not compete with the Company or solicit non-clerical employees, consultants, or service providers of the Company to terminate such person’s relationship with the Company. As previously disclosed, in October 2008, the Compensation Committee awarded Mr. Langrock 60,000 performance-based shares of restricted stock in order to ensure his retention. As a condition to receiving such award, Mr. Langrock entered into a Non-Competition, Non-Solicitation, Confidential Information and Intellectual Property Assignment Agreement, dated as of October 28, 2008 (the “New Langrock Agreement”), which provides that, during his employment and for twelve months thereafter, he will not compete with the Company or solicit clients, employees and other service providers of the Company to terminate such person’s relationship with the Company. Additionally, Mr. Langrock has agreed to restrictive covenants regarding intellectual property, confidentiality and non-disparagement. The provisions of the New Langrock Agreement supersede any conflicting terms contained in any other agreement between the Company and Mr. Langrock. For a discussion of certain amendments to Mr. Langrock’s employment agreement that took effect in 2012, please see the section entitled “Summary of 2012 Amendments to Certain NEO Employment Agreements” below.

Lise Poulos.    The Company entered into an employment agreement with Ms. Poulos, effective September 7, 2007. Pursuant to her employment agreement, Ms. Poulos initially received a base salary of $375,000 per year, subject to review and increase (but not decrease) by the CEO, the Board of Directors and the Compensation Committee. Ms. Poulos’ base salary has since been increased to $450,000 per year. In addition,

Ms. Poulos is eligible to earn an annual bonus based on her attainment of certain performance objectives, with her target bonus opportunity equal to 100% of her base salary. Ms. Poulos is eligible to receive grants of equity-based awards, in the Compensation Committee’s discretion, at a level commensurate with her position. Per her employment agreement, Ms. Poulos is entitled to participate in benefit plans as generally provided by the Company to its senior executives. Upon her termination of employment or a change in control of the Company, the employment agreement provides for certain payments and benefits to Ms. Poulos, as described below in the section entitled “Potential Payments Upon Termination or Change-in-Control.” Under the employment agreement, Ms. Poulos has agreed that, during her employment and for one year thereafter, she will not compete with the Company or solicit non-clerical employees, consultants, or service providers of the Company to terminate such person’s relationship with the Company. As previously disclosed, in October 2008, the Compensation Committee awarded Ms. Poulos 100,000 performance-based shares of restricted stock in order to ensure her retention. As a condition to receiving such award, Ms. Poulos entered into a Non-Competition, Non-Solicitation, Confidential Information and Intellectual Property Assignment Agreement, dated as of October 28, 2008 (the “New Poulos Agreement”), which provides that, during her employment and for twelve months thereafter, she will not compete with the Company or solicit clients, employees and other service providers of the Company to terminate such person’s relationship with the Company. Additionally, Ms. Poulos has agreed to restrictive covenants regarding intellectual property, confidentiality and non-disparagement. The provisions of the New Poulos Agreement supersede any conflicting terms contained in any other agreement between the Company and Ms. Poulos. For a discussion of certain amendments to Ms. Poulos’ employment agreement that took effect in 2012, please see the section entitled “Summary of 2012 Amendments to Certain NEO Employment Agreements” below.

Mark Stoever.    The Company entered into an amended and restated employment agreement with Mr. Stoever, effective February 28, 2012, which supersedes in its entirety the Company’s prior employment agreement with Mr. Stoever, as set forth in a letter dated July 5, 2005, as amended as of January 1, 2009. Pursuant to his employment agreement, Mr. Stoever serves as the Company’s Executive Vice President, Corporate Development and Internet Advertising and receives a base salary of $350,000 per year, subject to review and adjustment in the sole discretion of the Company from time to time. Mr. Stoever is eligible to earn an annual bonus based on his and the Company’s attainment of certain performance objectives, as established by the Compensation Committee in its sole good faith discretion, with his target bonus opportunity equal to 100% of his base salary. In addition, Mr. Stoever is eligible to receive grants of equity-based awards, in the sole discretion of the Compensation Committee. Pursuant to his employment agreement, Mr. Stoever is also entitled to participate in benefit plans as generally provided by the Company to its senior executives. The Company may recoup any bonus or other incentive compensation (including equity awards) paid to Mr. Stoever under his employment agreement, as well as any severance pay determined by reference to such bonus or incentive compensation, in each case, in accordance with the Company’s then existing recoupment policies. Upon his termination of employment or a change in control of the Company, the employment agreement provides for certain payments to Mr. Stoever, as described below in the section entitled “Potential Payments Upon Termination or Change-in-Control.” Under the employment agreement, Mr. Stoever has agreed that, during his employment and for 12 months thereafter, he will not compete with the Company or solicit clients, employees and other service providers of the Company to terminate such person’s relationship with the Company. In October 2008, the Compensation Committee awarded Mr. Stoever 50,000 performance-based shares of restricted stock in order to ensure his retention. As a condition to receiving such award, Mr. Stoever entered into a Non-Competition, Non-Solicitation, Confidential Information and Intellectual Property Assignment Agreement, dated as of October 28, 2008, which provides that, during his employment and for twelve months thereafter, he will not compete with the Company or solicit clients, employees and other service providers of the Company to terminate such person’s relationship with the Company. Additionally, Mr. Stoever has agreed to restrictive covenants regarding intellectual property, confidentiality and non-disparagement.

Timothy T. Yates.    The Company entered into an employment agreement with Mr. Yates, effective June 7, 2007. Pursuant to this employment agreement, Mr. Yates receives a base salary of $500,000 per year, subject to review and increase (but not decrease) by the CEO, the Board of Directors and the Compensation Committee. Mr. Yates is eligible to earn an annual bonus based on his attainment of certain performance objectives, with the amount to be determined by the Compensation Committee. In addition, Mr. Yates is eligible to receive grants of equity-based awards, in the Compensation Committee’s discretion, at a level commensurate with his position. Per his employment agreement, Mr. Yates is also entitled to participate in benefit plans as generally provided by the Company to its senior executives. Upon his termination of employment or a change in control of the Company, the employment agreement provides for certain payments and benefits to Mr. Yates, as described below in the section entitled “Potential Payments Upon Termination or Change-in-Control.” Under the employment agreement, Mr. Yates has agreed that, during his employment and for one year thereafter, he will not compete with the Company or solicit non-clerical employees, consultants, or service providers of the Company to terminate such person’s relationship with the Company. As previously disclosed, in October 2008, the Compensation Committee awarded Mr. Yates 150,000 performance-based shares of restricted stock in order to ensure his retention. As a condition to receiving such award, Mr. Yates entered into a Non-Competition, Non-Solicitation, Confidential Information and Intellectual Property Assignment Agreement, dated as of October 28, 2008 (the “New Yates Agreement”), which provides that, during his employment and for twelve months thereafter, he will not compete with the Company or solicit clients, employees and other service providers of the Company to terminate such person’s relationship with the Company. Additionally, Mr. Yates has agreed to restrictive covenants regarding intellectual property, confidentiality and non-disparagement. The provisions of the New Yates Agreement supersede any conflicting terms contained in any other agreement between the Company and Mr. Yates. For a discussion of certain amendments to Mr. Yates’ employment agreement that took effect in 2012, please see the section entitled “Summary of 2012 Amendments to Certain NEO Employment Agreements” below.

On April 23, 2013, Mr. Yates informed the Company of his intention to retire from the position of Executive Vice President, effective as of June 4, 2013. Following his retirement from the Company, Mr. Yates will remain available to the Company as a consultant on various financial and strategic matters, on an as needed basis. If the Company engages Mr. Yates to provide consulting services, compensation for his services will be determined based upon the nature and extent of the consulting services to be provided. Mr. Yates remains a member of the Board of Directors of the Company and has been re-nominated for another one-year term.

Summary of 2012 Amendments to Certain NEO Employment Agreements

Effective February 28, 2012, the Company amended the employment agreements for Mr. Langrock, Ms. Poulos and Mr. Yates to bring them into conformity with current best practice standards. The amendments include:

•

Recoupment Policy.    The employment agreements were amended to give the Company the ability to recoup bonus and other incentive compensation paid to the executive, including any equity awards and any severance pay determined by reference to such bonus or incentive compensation, in each case, in accordance with the Company’s then existing recoupment policy.

•

Cause.    The definition of “cause” was amended to permit the Company to terminate the executive’s employment for cause upon the executive’s failure or refusal to cooperate with internal Company investigations, as well as the executive’s material breach of any rules, regulations or policies or procedures of the Company. In addition, the requirement that a termination for cause be adjudicated by a majority of the members of the full Board of Directors after a hearing has been eliminated.

•

Termination Benefits.    The employment agreements were amended to provide the executives additional protection in the event of a change in control of the Company by (i) amending the definition of “good reason” to include the executive no longer serving in his or her current title and position at a surviving publicly-traded entity following a change in control, subject to a right to cure by the surviving entity; (ii) increasing the severance payment in the event of a change in control termination from 100% of base salary to 150% of the sum of (a) base salary and (b) the greater of (1) the executive’s actual bonus for the year preceding termination and (2) the executive’s target bonus for the year of termination; and (iii) extending benefit continuation from 12 to 18 months in the event of a change in control termination.

What are the primary elements of executive compensation while NEOs are employed by the Company?

There are three primary elements of our executive compensation program for NEOs:

•	base salary;

•	annual bonus opportunity; and

•	equity awards.

In addition, our executive officers participate in our various benefits programs, and certain of our executive officers receive perquisites from time to time. As a general matter, the Compensation Committee, in consultation with Buck Consultants, has determined that the targeted market position for compensation for the Company’s executive officers should be in the range of the 75th percentile, as compared to its peer group (described above), in order to retain and attract high quality talent to the Company. Nevertheless, the Compensation Committee retains the discretion to pay compensation to the NEOs at levels in excess of such benchmark based upon such market, business and other conditions that the Compensation Committee deems appropriate.

The following is a discussion of these primary elements of our compensation program for NEOs.

Base Salary

As described above, the Company has entered into employment agreements with each of its NEOs that provide some of the basic terms of their employment with the Company. When entering into such an employment agreement, and determining the appropriate level of base salary for the applicable NEO, the Compensation Committee typically seeks to set base salary at a level that ensures such NEO will be committed to serving the Company and provides a solid compensation base upon which to add incentive compensation. Among the factors considered by the Compensation Committee in setting base salary are the NEO’s prior experience, employment and compensation (whether with the Company or another entity), the expected duration of the employment relationship and competitive compensation packages in the marketplace generally and among the peer group companies listed above.

Although the Compensation Committee recognized that each of the NEOs performed strongly in 2012, upon the recommendation of management, the Compensation Committee determined that, in light of the volatility and uncertainty of the global macro-economic environment during 2012, the base salaries of the NEOs would not be increased in 2012.

Annual Bonus Opportunity

The Company uses annual bonuses to reward executive officers for their service to the Company. The Compensation Committee usually sets targets or goals by March 31st of the year in which performance is measured; targets and goals are established each year to ensure that they are encouraging and rewarding.

In 2012, the Compensation Committee established a performance-based compensation plan, in consultation with the CEO and CFO, that called for annual bonuses to be paid under the Monster Worldwide, Inc. Executive Incentive Plan (the “Incentive Plan”) to NEOs and certain other officers based upon 2012 Consolidated Net Bookings, 2012 Consolidated Operating Income and 2012 Consolidated Net Revenue (the “2012 Performance Plan”).

For purposes of the 2012 Performance Plan:

•

“2012 Consolidated Net Bookings” means the Company’s contractual orders booked for the year ending December 31, 2012, less agency fees and third party revenue share payments, but excluding (1) any changes in accounting principles from those in effect on January 1, 2012, (2) the effect of acquisitions or divestitures consummated on or after January 1, 2012 and (3) the effect of operations that are treated as discontinued operations in the Company’s 2012 audited financial statements;

•	“2012 Consolidated Operating Income” means the operating income (pre-tax and pre-non-operating items) of the Company for the year ending December 31, 2012 (based on the Company’s 2012 audited financial statements), but excluding (1) business reorganization, restructuring and other special charges, (2) impairment write-offs of long-term assets (including goodwill), (3) option-related fees and expenses, (4) any changes in accounting principles from those in effect of January 1, 2012, (5) the effects of operations that are treated as discontinued operations in the 2012 audited financial statements and (6) the effect of acquisitions or divestitures consummated on or after January 1, 2012; and

•

“2012 Consolidated Net Revenue” means the Company’s consolidated revenue for the year ending December 31, 2012, based on the Company’s 2012 audited financial statements, but excluding (1) any changes in accounting principles from those in effect on January 1, 2012, (2) the effect of acquisitions or divestitures consummated on or after January 1, 2012 and (3) the effect of operations that are treated as discontinued operations in the 2012 audited financial statements.

Under the 2012 Performance Plan, one-third of each NEO’s target bonus opportunity is based on each of 2012 Consolidated Net Bookings, 2012 Consolidated Operating Income and 2012 Consolidated Net Revenue.

The financial performance targets for the 2012 Performance Plan (normalized to adjust for discontinued operations in China, Turkey and developing markets) were as follows:

Financial Metric	Threshold $	Intermediate $	Target $	Maximum $
2012 Consolidated Net Bookings	932,900,000	958,800,000	994,200,000	1,057,300,000
2012 Consolidated Operating Income	73,800,000	78,500,000	88,400,000-95,400,000	120,000,000
2012 Consolidated Net Revenue	847,400,000	876,700,000	903,900,000	974,100,000

In establishing these performance targets, the Compensation Committee sought to establish targets that were both meaningful and achievable and reflect the Company’s business plan. The Compensation Committee believes that this balance is important, as performance targets must be set at levels that are attainable in order to be able to motivate employees, but must also be set at levels that reward only acceptable performance. Accordingly, the Compensation Committee established the threshold performance level for each performance goal based on the Company’s projected 2012 performance. By tying the threshold level of performance for each performance goal to the Company’s projected performance, the Compensation Committee ensured that no bonuses would be paid under the Incentive Plan if the Company’s performance fell short of its projections. At the time the targets in the 2012 Performance Plan were established by the Compensation Committee, the intermediate, target and maximum performance targets were established at levels that it believed could be reasonably achieved in a modestly improving economic environment and only if the Company’s performance meaningfully exceeded its projected performance.

The target and maximum performance-based award opportunities under the 2012 Performance Plan for the NEOs are provided below. The “Target” column reflects the bonus opportunity for an NEO if the budgeted levels of 2012 Consolidated Net Bookings, 2012 Consolidated Operating Income and 2012 Consolidated Net Revenue are achieved and either a satisfactory performance factor of 1, or an exceptional performance factor of 2, is applied. The “Maximum Award” column reflects the bonus opportunity for an NEO if the maximum 2012 Consolidated Net Bookings, 2012 Consolidated Operating Income and 2012 Consolidated Net Revenue are achieved and either a satisfactory performance factor of 1, or an exceptional performance factor of 2, is applied.

	Target Award		Maximum Award
Name	Satisfactory Performance	Exceptional Performance	Satisfactory Performance	Exceptional Performance
Salvatore Iannuzzi	$1,000,000	$2,000,000	$1,500,000	$3,000,000
James M. Langrock	400,000	800,000	600,000	1,200,000
Lise Poulos	450,000	900,000	675,000	1,350,000
Mark Stoever	350,000	700,000	525,000	1,050,000
Timothy T. Yates	500,000	1,000,000	750,000	1,500,000

The Company’s 2012 Consolidated Net Bookings were $967.8 million, the Company’s 2012 Consolidated Operating Income was $67.3 million and the Company’s 2012 Consolidated Net Revenue was $890.4 million. Although the NEOs would have been entitled to bonuses based on these results, the Compensation Committee determined that no bonuses would be paid to the NEOs under the Incentive Plan for 2012, which was the recommendation of management to the Compensation Committee and was based on management’s assessment of the Company’s overall results and the ongoing challenging macroeconomic environment, as well as management’s desire to closely align NEO compensation with stockholder returns.

Equity Awards

2012 Annual Equity Award Grants

As mentioned above, equity is the third element of compensation used to reward the Company’s executives. The Compensation Committee and its compensation consultant, in consultation with management, evaluate the Company’s compensation practices on a regular basis and consider, as part of such evaluation, the appropriate form of equity compensation awards for NEOs. Historically, equity compensation has been used to align an executive’s interests with those of our stockholders, to provide long-term incentives to executives and to help the Company retain key executives. Over the past several years, our primary forms of equity awards have been RSUs (each representing the contingent right to receive a share of Company common stock in the future) and restricted stock. The Company and the Compensation Committee believe that issuing full value awards such as RSUs and restricted stock with a substantial vesting period of four years not only encourages retention of key employees during the vesting period, but also aligns the goals of the NEOs with the Company’s long-term goals. The Company further believes that because the value of equity awards increases and decreases with the value of our shares, such awards are inherently performance-oriented to ensure that with respect to a significant portion of NEO compensation the NEOs have the same benefits and consequences as our stockholders.

In establishing the number of shares of restricted stock and RSUs to award to executive officers each year as part of the Company’s annual equity award program, the Compensation Committee:

•	evaluates the executive’s level of current and potential job responsibility, and assesses the Company’s desire to retain that executive over the long-term;

•	reviews the CEO’s assessments of the individual performance of NEOs other than the CEO;

•	may consider the remaining retention value of any prior equity awards made to the executive; and

•	considers advice from an outside compensation consultant when evaluating equity compensation being earned by comparable executives in the market.

The restricted stock and RSUs granted as part of the Company’s annual equity award program require the executive’s continued employment with the Company through the applicable vesting date and may contain vesting terms based either on the passage of time or a combination of performance conditions and the passage of time.

Due to the volatility and uncertainty of global macroeconomic conditions during 2012, upon the recommendation of management, the Compensation Committee did not authorize grants under the Company’s annual equity award program in 2012.

From time to time, the Compensation Committee may grant equity awards to executive officers outside of the Company’s annual equity grant program. In 2012, the Compensation Committee generally only granted awards outside of the annual program in connection with 2011 discretionary bonus awards (as described below), promotions, new hires or a perceived need to retain a specific employee or employees. On January 24, 2012, the Compensation Committee approved the grant of 50,000 shares of restricted stock to Mr. Langrock based on the recommendation of Mr. Iannuzzi in recognition of Mr. Langrock’s outstanding performance in his new role as the Company’s CFO.

The Company does not have any outstanding unvested restricted stock or RSU awards that provide for the payment of dividends or dividend equivalents prior to vesting.

The Company has no program, plan or practice to coordinate equity grants with the release of material information. The Company does not accelerate or delay equity grants in response to material information, nor does it delay the release of information due to plans for making equity grants. Under the Company’s Compensation Committee Charter, the Compensation Committee is prohibited (in the absence of extraordinary circumstances) from granting stock options unless such options are granted at regularly scheduled meetings of the Compensation Committee. In addition, if options are granted, they must be reasonable in size and have a minimum four year vesting period.

2011 Discretionary Bonus Awards Paid in Restricted Stock

As described in last year’s Proxy Statement, in 2012, Messrs. Langrock, Stoever and Yates and Ms. Poulos received a discretionary bonus based on 2011 performance that was paid in shares of restricted stock. Although the Company did not achieve its threshold goals set forth in the 2011 Performance Plan, the Compensation Committee evaluated the NEOs’ strong leadership throughout an extraordinarily challenging year, and determined that their management of the Company warranted recognition. As a result, after consulting with its independent compensation consultant and discussing NEO performance and compensation with Mr. Iannuzzi, the Compensation Committee decided to grant each NEO a restricted stock award as a discretionary bonus. In deciding to make such grants, the Compensation Committee specifically considered the individual performance of such NEOs during 2011, the economic forecast for 2012, the role of equity-based awards in retaining and motivating senior management and aligning their interests with our stockholders’ interests, and the fact that such NEOs did not receive cash bonuses, long-term equity awards or merit increases in base salary with respect to 2011.

Despite the Compensation Committee’s view that Mr. Iannuzzi warranted bonus compensation, Mr. Iannuzzi requested that any bonus compensation that he would otherwise receive be used instead to increase the amounts that were awarded to other employees. While the Compensation Committee and the Board of Directors believed that Mr. Iannuzzi warranted additional compensation for maintaining profitability and financial stability, it acceded to his request. Accordingly, the Compensation Committee approved the grant of restricted stock to NEOs in the following amounts: 175,000 shares to Mr. Langrock, 130,000 shares to Ms. Poulos, and 150,000 shares to each of Messrs. Stoever and Yates. These restricted stock awards vest in equal biannual installments over a period of four years, subject to continued employment. The award agreements granting these shares of restricted stock contain the clawback provision described in the section entitled “Does the Company have an incentive compensation clawback policy?” below.

Benefits

Executive officers are eligible, on the same basis and under the same plans as other employees, for our medical plan, dental plan, vision plan, flexible spending accounts for healthcare costs, life insurance and disability insurance. In addition, we maintain a 401(k) retirement savings plan, which includes an employer match component of up to three percent of the participant’s annual earnings, for the benefit of all of our U.S. employees. Our benefits are intended to be competitive with benefits offered by employers with whom we compete for talent in the marketplace.

Perquisites and Other Benefits

Perquisites and other benefits are not a significant component of our executive compensation program. During 2012, the primary perquisites provided by the Company to the NEOs were transportation benefits provided to Mr. Iannuzzi and Company-paid housing provided to Ms. Poulos. The amounts paid by the Company for these benefits are set forth in footnote 3 to the “Summary Compensation Table” on page 27.

The Compensation Committee authorized transportation benefits for Mr. Iannuzzi upon his appointment as Chairman, President and CEO of the Company in April 2007 because the Compensation Committee determined that it was in the best interests of the Company for Mr. Iannuzzi’s travel and commuting arrangements to be as convenient and efficient as possible given the significant amount of travel that is required of Mr. Iannuzzi, and because such perquisites are customarily provided to CEOs of companies of a similar size or type as the Company.

In order to simplify the administration of Mr. Iannuzzi’s transportation benefit, effective July 1, 2009, the Compensation Committee resolved to provide a reasonable transportation allowance to Mr. Iannuzzi of $60,000 per year. The Compensation Committee determined, based upon Mr. Iannuzzi’s historical commuting expenses, anticipated commuting requirements and business travel schedule, that this amount would be appropriate to cover the costs of commuting by car service between Mr. Iannuzzi’s residence and his primary office location. This allowance has remained unchanged through 2012.

The Compensation Committee authorized the housing benefit for Ms. Poulos to continue to accommodate her housing needs.

None of the NEOs received tax gross-ups during 2012.

Does the Company have any obligations to provide payments following termination or a change in control of the Company, and what is the rationale for those arrangements?

As described above, the Company has employment agreements with each of the NEOs governing certain payments that may be made to them upon their termination of employment or a change in control of the Company. The Compensation Committee believes that these employment contracts provide an incentive to the NEOs to remain with the Company and serve to align the interests of the NEOs and stockholders, including in the event of a potential acquisition of the Company. In addition, by providing for income protection for our NEOs in the event of termination of employment or the uncertainty created by a potential change in control scenario, our employment agreements serve to ensure our NEOs’ devotion to the Company despite such challenges.

In addition, upon a change in control and upon certain types of termination of employment, each NEO is entitled to accelerated vesting of all or a portion (depending on the terms of such NEO’s employment agreement) of his or her outstanding equity awards. The Compensation Committee believes such accelerated vesting upon certain types of termination of employment (excluding voluntary termination and termination as a result of an NEO’s violation of Company policy or breach of an agreement with the Company) or upon the occurrence of a change in control creates a valuable and appropriate connection between the executives’ interests and those of the Company’s stockholders and ensures that such executives will contribute to the success of the Company even when they may face uncertainty about their future employment prospects with the Company.

For more information regarding these potential severance payments and benefits, as well as the acceleration of vesting of outstanding equity awards, see “Potential Payments upon Termination or Change-in-Control” beginning on page 32.

How do tax and accounting implications play a role in executive compensation?

The Company considers tax and accounting implications in determining all elements of its compensation programs. Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), generally denies a deduction to any publicly held corporation for compensation (other than qualified performance-based compensation) exceeding $1,000,000 paid in a taxable year to the CEO or any one of the next three most highly compensated officers (other than the CFO) reported in the “Summary Compensation Table” below. The Compensation Committee is aware of this limitation when structuring executive compensation. However, we retain the flexibility to pay compensation that is not entirely deductible when the Compensation Committee determines doing so to be appropriate.

When establishing executive compensation, the Compensation Committee considers the effect of various forms of compensation on the Company’s financial reports. In particular, the Compensation Committee considers the potential impact, on current and future financial reports, of all equity compensation that it approves.

What are the Company’s compensation policies and practices relating to risk management?

The Compensation Committee, as part of its review of the Company’s compensation programs, considers the potential impact that such programs have on incentivizing the Company’s officers and directors to take risks. The Company does not believe that its compensation policies and practices are reasonably likely to have a material adverse effect on the Company. The factors leading to this conclusion are: (1) financial performance in the Company’s core online recruitment business is driven primarily by long-term strategic decisions such as investments in new technologies and products that are intended to lead to increased sales, such that there is limited potential for high-risk activities and decisions to lead to material near-term rewards; (2) the Incentive Plan places a cap on the maximum bonus that can be paid in respect of any performance period, which has the effect of discouraging our employees from engaging in excessive risk taking behavior because no additional compensation will be provided after a certain level of results has been achieved; (3) the Company’s incentive compensation clawback policy (as described below) has the effect of preventing our employees from retaining bonuses that were paid based on the achievement of fraudulent data to the extent they were aware of such fraud; (4) other significant components of the Company’s compensation programs, such as annual equity awards subject to time vesting over a period of four years, are long-term in nature and therefore mitigate the incentive to engage in behavior that provides benefits only in the near-term; and (5) the Company’s stock ownership guidelines require certain executive officers, including the NEOs, to retain a significant percentage of the equity securities granted to them by the Company until death, disability, termination of employment or a change in control, thereby ensuring that such executive officers have a meaningful portion of their personal wealth tied to the value of the Company for a significant period of time.

Does the Company have an incentive compensation clawback policy?

Our Incentive Plan, pursuant to which the Compensation Committee establishes annual performance-based compensation for the NEOs, provides that if any incentive compensation bonus is paid pursuant to the Incentive Plan on the basis of financial results achieved by the Company, and the Company is subsequently required to restate its financial statements resulting in the financial results being reduced such that the incentive compensation bonus would not have been paid (or would have been smaller in amount), and the participant receiving such incentive compensation bonus had actual knowledge of the circumstances requiring the restatement, then such participant may have the incentive compensation bonus reduced to the amount, if any, that in the Compensation Committee’s sole judgment, would have been earned on the basis of the revised financial statements. In addition, the employment agreements of Messrs. Langrock, Stoever and Yates and Ms. Poulos contain provisions giving the Company the ability to claw back bonus and other incentive compensation paid to the executive, including any equity awards and any severance pay determined by reference to such bonus or incentive compensation, in each case, in accordance with the Company’s then existing recoupment policy.

In 2012, the Company also revised the form award agreements for restricted stock and RSUs granted to executive officers and other senior employees under its 2008 Equity Incentive Plan. The new form agreements permit the Company, upon the occurrence of a “forfeiture event,” to claw back such awards, the shares underlying them and/or the gross amount received by the participant upon disposition of such shares, at any time prior to or after the vesting of such awards. A “forfeiture event” includes (i) the participant’s violation of the restrictive covenants contained in the award agreement; (ii) the participant’s willful misconduct or gross negligence in the performance of his or her duties; (iii) the participant’s intentional commission in the performance of his or her duties of any act of fraud, embezzlement or misappropriation of Company property; and (iv) the participant’s failure to cooperate with any governmental authority having jurisdiction over the Company and the participant, the participant’s willful failure to comply with any lawful and reasonable directive of the Board of Directors, the Company’s CEO or the participant’s supervisor, or the participant’s willful material violation of the Company’s code of business conduct.

Does the Company have stock ownership guidelines for executive officers?

In January 2006 our Board of Directors adopted an equity retention policy that applies to certain of our executive officers, including all of the NEOs. The policy requires each such executive officer to retain 25% of the total equity securities granted to the executive officer following the date of the adoption of the policy, through the earlier of the individual’s termination of employment, death or disability or a change in control of the Company (as defined in the policy). “Equity securities” include RSUs, restricted stock, stock options or other equity-based compensatory awards (and excludes any award issued prior to January 18, 2006, any non-compensatory equity award or issuance or any award or issuance that is made in equity solely because of limitations on the amount of cash that may be paid in the particular case because of performance-based award limitations). The Board of Directors adopted the equity retention policy to support an ownership culture at the Company and to align our executives’ interests with our stockholders’ interests. All of the NEOs were in compliance with the equity retention policy throughout all of 2012.

Compensation Committee Interlocks and Insider Participation

None of the members of the Compensation Committee has been an officer of the Company and none were employees of the Company during 2012, and none had any direct or indirect material interest in or relationship with the Company or any of its subsidiaries. None of the executive officers of the Company has served on the board of directors or compensation committee of another company at any time during which an executive officer of such other company served on the Company’s Board of Directors or the Compensation Committee.

Compensation Committee Report

The Compensation Committee, which consists of the individuals set forth below, has reviewed the “Compensation Discussion and Analysis” and discussed it with management. Based on its review and discussions with management, the Compensation Committee recommended to our Board of Directors that the “Compensation Discussion and Analysis” be incorporated by reference into the Company’s Annual Report on Form 10-K for 2012 and included in this Proxy Statement.

Edmund P. Giambastiani, Jr., Chairman

Cynthia P. McCague

Roberto Tunioli

Summary Compensation Table

The following table sets forth the compensation earned by our named executive officers for each of the past three fiscal years during which they served as executive officers.

Name and Principal Position	Year	Salary ($)	Bonus ($)(1)		Stock Awards ($)(2)		Non-Equity Incentive Plan Compensation ($)		All Other Compensation ($)(3)	Total ($)
Salvatore Iannuzzi	2012	1,000,000	—		—		—		66,577	1,066,577
Chairman of the Board of Directors, President and CEO	2011	1,000,000	—	(4)	—		—		66,327	1,066,327
	2010	1,000,000	379,000	(5)	6,770,000	(6)	660,000	(7)	60,000	8,869,000

James M. Langrock	2012	400,000	—		440,500	(8)	—		6,462	846,962
Executive Vice President and Chief Financial Officer	2011 2010	395,962 353,462	1,177,750 179,400	(4) (5)	844,800 1,354,000	(9) (6)	— 172,200	(7)	7,213 —	2,425,725 2,059,062

Lise Poulos	2012	450,000	—		—		—		52,623	502,623
Executive Vice President and Chief Administrative Officer	2011	450,000	874,900	(4)	—		—		51,378	1,376,278
	2010	450,000	151,600	(5)	1,760,200	(6)	200,000	(7)	42,774	2,604,574

Mark Stoever	2012	350,000	—		—		—		5,250	355,250
Executive Vice President, Corporate Development and Internet Advertising	2011	350,000	1,009,500	(4)	—		—		6,365	1,365,865

Timothy T. Yates(10)	2012	500,000	—		—		—		7,500	507,500
Executive Vice President	2011	500,000	1,009,500	(4)	—		—		7,350	1,516,850
	2010	500,000	151,600	(5)	2,369,500	(6)	250,000	(7)	—	3,271,100

(1)	The “Bonus” column reports bonuses paid other than pursuant to an incentive plan.

(2)	The “Stock Awards” column reports the grant date fair value of stock awards in accordance with ASC 718, for stock awards granted during the applicable year. The fair value of stock awards is generally calculated using the closing price of the Company’s common stock on the grant date of the award. For additional information, see Note 2 to the Company’s consolidated financial statements included in the Company’s Form 10-K for the year ended December 31, 2012, as filed with the SEC on February 13, 2013.

(3)	The amount reported in the “All Other Compensation” column for Mr. Iannuzzi for 2012 includes $60,000 received under an annual transportation allowance. The amount reported in the “All Other Compensation” column for Ms. Poulos for 2012 includes $46,200 in expenses paid by the Company relating to housing near Ms. Poulos’ primary office location. The amounts reported in the “All Other Compensation” column for 2012 include the following amounts of 401(k) matching contributions by the Company: $6,577 for Mr. Iannuzzi, $6,462 for Mr. Langrock, $6,423 for Ms. Poulos, $5,250 for Mr. Stoever and $7,500 for Mr. Yates.

(4)	As described more fully above in the “Compensation Discussion and Analysis,” Mr. Iannuzzi requested that he not receive a discretionary bonus for 2011. On February 28, 2012, the other NEOs were awarded shares of restricted stock as discretionary bonuses for the 2011 fiscal year as follows: 175,000 shares for Mr. Langrock, 130,000 shares for Ms. Poulos, 150,000 shares for Mr. Stoever and 150,000 shares for Mr. Yates. The amounts reported for these NEOs in the “Bonus” column for 2011 represent the fair market value of such shares of restricted stock on the grant date, based on the closing price of our common stock on such date ($6.73). These restricted stock bonus awards vest over four years in 12.5% increments every six months following the grant date, subject to the NEO’s continuing employment.

(5)	Represents the value of restricted stock bonus awards granted to the NEOs by the Compensation Committee on March 18, 2011 in respect of 2010 performance, based on the closing price of our common stock on such date ($15.16). These restricted stock bonus awards vest over four years in 25% increments every year following the grant date, subject to the NEO’s continuing employment. The amount reported for Mr. Langrock also includes a $27,800 cash bonus paid to him in March 2011 in respect of 2010 performance.

(6)	Represents the value of annual restricted stock grants made to the NEOs by the Compensation Committee on June 17, 2010. As disclosed in our 2011 Proxy Statement, the Compensation Committee provided equity grants to the NEOs in the 2010 annual grant cycle to ensure that the Company’s equity compensation program meets our desired retention and incentive goals.

(7)	Represents the bonus paid to the NEOs under our annual incentive bonus plan in respect of 2010 performance (“2010 Incentive Plan”). As disclosed in our 2011 Proxy Statement, the bonus paid to the NEOs (other than Mr. Langrock) under the 2010 Incentive Plan was substantially lower than the bonus earned by each such NEO under the 2010 Incentive Plan as a result of the Compensation Committee’s reduction, at the suggestion of management, in the amount available for bonus payments.

(8)	Represents 50,000 shares of restricted stock granted to Mr. Langrock on January 24, 2012 based on the recommendation of Mr. Iannuzzi in recognition of Mr. Langrock’s outstanding performance in his new role as the Company’s CFO.

(9)	Represents 40,000 shares of restricted stock granted to Mr. Langrock on January 25, 2011 in recognition of his promotion to CFO.

(10)	On April 23, 2013, Mr. Yates informed the Company of his intention to retire from the position of Executive Vice President, effective as of June 4, 2013. Following his retirement from the Company, Mr. Yates will remain available to the Company as a consultant on various financial and strategic matters, on an as needed basis. If the Company engages Mr. Yates to provide consulting services, compensation for his services will be determined based upon the nature and extent of the consulting services to be provided. Mr. Yates remains a member of the Board of Directors of the Company and has been re-nominated for another one-year term.

Grants of Plan-Based Awards

The following table provides information about non-equity incentive plan awards and stock awards granted to the named executive officers in 2012. There were no other equity or non-equity incentive plan awards granted to the named executive officers in 2012.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			All Other Stock Awards: Number of Shares of Stock or Units (#)(2)	Grant Date Fair Value of Stock Awards ($)(3)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)
Salvatore Iannuzzi	—	250,000	1,000,000	3,000,000	—	—

James M. Langrock	1/24/2012	—	—	—	50,000	440,500
	2/28/2012	—	—	—	175,000	1,177,750
	—	100,000	400,000	1,200,000	—	—

Lise Poulos	2/28/2012	—	—	—	130,000	874,900
	—	112,500	450,000	1,350,000	—	—

Mark Stoever	2/28/2012	—	—	—	150,000	1,009,500
	—	87,500	350,000	1,050,000	—	—

Timothy T. Yates	2/28/2012	—	—	—	150,000	1,009,500
	—	125,000	500,000	1,500,000	—	—

(1)	The amounts shown under “Estimated Future Payouts Under Non-Equity Incentive Plan Awards” relate to 2012 annual incentive plan award opportunities under the 2012 Performance Plan. Threshold amounts shown in the table assume the attainment of the threshold Company goal for each applicable financial performance metric and the exercise of negative discretion by the Compensation Committee to reflect satisfactory rather than exceptional individual performance. Target amounts reflect target bonuses equal to a specified target percentage of the NEO’s base salary (100% for all of the NEOs). Target amounts also assume the attainment of the target Company goal for each applicable financial performance metric and the exercise of negative discretion by the Compensation Committee to reflect satisfactory rather than exceptional individual performance. Maximum amounts reflect the maximum possible payouts and assume the attainment of the maximum Company goals for each applicable financial performance metric and no exercise of negative discretion by the Compensation Committee. As described more fully above in the “Compensation Discussion and Analysis,” no bonuses were paid under the 2012 Performance Plan.

(2)	The amounts shown under “All Other Stock Awards” represent grants of restricted stock made to the NEOs during 2012. As discussed above in the “Compensation Discussion and Analysis,” (i) the awards granted on February 28, 2012 represent 2011 discretionary bonuses and (ii) the award granted on January 24, 2012 represents a restricted stock grant based on the recommendation of Mr. Iannuzzi in recognition of Mr. Langrock’s outstanding performance in his new role as the Company’s CFO. Each award granted on February 28, 2012 vests in 12.5% increments every six months following the grant date, subject to the NEO’s continuing employment. The award granted on January 24, 2012 vests in 25% annual increments following the grant date, subject to Mr. Langrock’s continuing employment.

(3)	The amounts shown under “Grant Date Fair Value of Stock Awards” consist of the grant date fair value of stock awards as determined in accordance with ASC 718.

Outstanding Equity Awards At Fiscal Year End

The following table summarizes the holdings of outstanding stock options and unvested stock awards by our named executive officers at December 31, 2012.

		Option Awards			Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable(1)	Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(2)(3)
Salvatore Iannuzzi	10/28/2008	—	—	—	—		—	233,334	1,311,337
	2/25/2009	—	—	—	62,500	(4)	351,250	—	—
	6/17/2010	—	—	—	250,000	(5)	1,405,000	—	—
	3/18/2011	—	—	—	18,750	(6)	105,375	—	—

James M. Langrock	10/28/2008	—	—	—	—		—	40,000	224,800
	2/25/2009	—	—	—	10,000	(4)	56,200	—	—
	3/24/2010	—	—	—	7,813	(7)	43,909	—	—
	6/17/2010	—	—	—	50,000	(5)	281,000	—	—
	1/25/2011	—	—	—	30,000	(8)	168,600	—	—
	3/18/2011	—	—	—	7,500	(6)	42,150	—	—
	1/24/2012	—	—	—	50,000	(9)	281,000	—	—
	2/28/2012	—	—	—	153,125	(10)	860,563	—	—

Lise Poulos	10/28/2008	—	—	—	—		—	66,667	374,669
	2/25/2009	—	—	—	17,500	(4)	98,350	—	—
	3/24/2010	—	—	—	10,938	(7)	61,471	—	—
	6/17/2010	—	—	—	65,000	(5)	365,300	—	—
	3/18/2011	—	—	—	7,500	(6)	42,150	—	—
	2/28/2012	—	—	—	113,750	(10)	639,275	—	—

Mark Stoever	9/8/2005	12,000	30.75	9/8/2015	—		—	—	—
	10/28/2008	—	—	—	—		—	33,334	187,337
	2/25/2009	—	—	—	10,000	(4)	56,200	—	—
	3/24/2010	—	—	—	7,032	(7)	39,519	—	—
	6/17/2010	—	—	—	50,000	(5)	281,000	—	—
	3/18/2011	—	—	—	7,500	(6)	42,150	—	—
	2/28/2012	—	—	—	131,250	(10)	737,625	—	—

Timothy T. Yates	10/28/2008	—	—	—	—		—	100,000	562,000
	2/25/2009	—	—	—	25,000	(4)	140,500	—	—
	3/24/2010	—	—	—	12,500	(7)	70,250	—	—
	6/17/2010	—	—	—	87,500	(5)	491,750	—	—
	3/18/2011	—	—	—	7,500	(6)	42,150	—	—
	2/28/2012	—	—	—	131,250	(10)	737,625	—	—

(1)	At December 31, 2012 and as of the date of this Proxy Statement, none of the NEOs hold any stock options other than Mr. Stoever’s award granted on September 8, 2005. Accordingly, none of the NEOs hold any unexercisable options or unearned options under equity incentive plans.

30`

(2)	In accordance with SEC rules, the values shown in this column are based on the closing market price of the Company’s common stock at the end of the last completed fiscal year, which was $5.62 on December 31, 2012.

(3)	The awards shown or valued in this column are performance-based restricted stock awards. The remaining unvested portion of each such award may vest in 50% installments if the Company’s common stock price reaches and remains at the applicable price target for such installment for 15 trading days in any 30 trading day period during the 5-year period following the date of grant, subject to the NEO’s continuing employment. The stock price targets for the two remaining unvested installments are $28.00 and $35.00.

(4)	Restricted stock award granted February 25, 2009: all of the remaining unvested shares vested on February 25, 2013.

(5)	Restricted stock award granted June 17, 2010: of the remaining unvested shares, 50% vest on each of June 17, 2013 and June 17, 2014, subject to the NEO’s continuing employment.

(6)	Restricted stock award granted March 18, 2011: of the remaining unvested shares, 33-1/3% of the shares vested on March 18, 2013 and 33-1/3% vest on each of March 18, 2014 and March 18, 2015, subject to the NEO’s continuing employment.

(7)	Restricted stock award granted March 24, 2010: of the remaining unvested shares, 50% vested on March 25, 2013 and 50% vest on March 24, 2014, subject to the NEO’s continuing employment.

(8)	Restricted stock award granted January 25, 2011: 10,000 shares vested on January 25, 2013 and 10,000 shares vest on each of January 27, 2014 and January 26, 2015, subject to Mr. Langrock’s continuing employment.

(9)	Restricted stock award granted January 24, 2012: 12,500 shares vested on January 24, 2013 and 12,500 shares vest on each of January 24, 2014, January 26, 2015 and January 25, 2016, subject to Mr. Langrock’s continuing employment.

(10)	Restricted stock award granted on February 28, 2012: of the remaining unvested shares, 1/7 vested on February 28, 2013 and 1/7 vest on each of August 28, 2013, February 28, 2014, August 28, 2014, March 2, 2015, August 28, 2015 and February 29, 2016, subject to the NEO’s continuing employment.

Option Exercises and Stock Vested

The following table provides information relating to the number of shares acquired by the named executive officers upon the vesting of stock awards during 2012 and the value realized, before any applicable tax and other withholding obligations. None of the named executive officers exercised stock options during 2012.

	Stock Awards
Name	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(1)
Salvatore Iannuzzi	223,750	1,768,463
James M. Langrock	80,781	650,472
Lise Poulos	87,969	688,209
Mark Stoever	67,266	526,269
Timothy T. Yates	111,250	867,700

(1)	The value realized on vesting is based on the market price of the Company’s common stock on the vesting date.

Potential Payments Upon Termination or Change-in-Control

This section describes the payments and other benefits that we have agreed to provide to our NEOs if their employment terminates in the future for various reasons, and in the event of any future change in control of the Company. We also quantify such payments and benefits assuming that (1) the termination or change in control had occurred on December 31, 2012, and (2) the value realized upon the accelerated vesting of restricted stock was $5.62 per share, the closing price of our common stock on December 31, 2012.

Generally, as described in more detail below, each of our NEOs is entitled to certain payments, benefits and/or accelerated vesting of their equity awards in the event of:

•	a termination of employment due to death or disability;

•	an involuntary termination of employment;

•	an involuntary termination of employment in connection with or following a change in control; and/or

•	a change in control.

Generally, all of the Company’s outstanding equity awards will become fully vested according to their terms upon a change in control. Although the definition of a “change in control” varies in some cases with respect to employment agreements and the terms of equity awards, a “change in control” will generally occur upon:

•

the acquisition of a controlling interest in the Company (the meaning of “controlling interest” varies among agreements, ranging from between 25% of the Company’s voting securities to more than 50% of the Company’s voting securities);

•	a sale of all or substantially all of the Company’s assets;

•	the approval by the Company’s stockholders of a plan of complete liquidation;

•	the consummation of a reorganization or merger of the Company in which more than 50% of the voting power of the Company is transferred to new stockholders; or

•	a change in the composition of a majority of the members of the Board of Directors.

We amended the employment agreements for Messrs. Iannuzzi, Langrock and Yates and Ms. Poulos, effective January 1, 2009, to provide that upon the occurrence of an event that could lead to a change in control that does not meet the requirements of Code Section 409A, the Company is required to establish an irrevocable grantor trust (described in Revenue Procedure 92-64, 1992-2 C.B. 422 and sometimes known as a “rabbi trust”) and transfer to the trustee of such trust an amount equal to the severance payments and the estimated tax gross up payments, if any, owed to each such NEO upon a termination of employment in connection with such change in control. The amounts transferred to the trustee will be paid to the applicable NEOs in accordance with the terms of their employment agreements. These amendments were made to ensure that these NEOs will receive their contractual benefits in such an event as intended under their original employment agreements.

The employment agreements for Messrs. Iannuzzi and Yates, both entered into during 2007, provide that to the extent payments or benefits owed to them in connection with a change in control are subject to the excise tax under Code Section 4999, the Company will provide them with an additional payment such that they will receive the full amount owed to them under the employment agreements in connection with such change in control, without regard to the excise tax or any other taxes imposed on the additional payment. On June 5, 2009, the Compensation Committee adopted the following policy concerning “gross ups” for taxes payable by executives:

It is the policy of the Company that executives should be responsible for the taxes payable by them with respect to their compensation. Therefore, the Compensation Committee does not intend to enter into new employment agreements with executive officers or material amendments of existing agreements with such persons that provide for “gross ups” on excise taxes that are payable as a result of a change in control. In unusual circumstances where the Committee believes that accommodations have to be made to recruit a new executive to the Company, limited reimbursement for taxes payable may be included in contracts; but even in those circumstances, the “gross ups” will be limited to payments triggered by both a change in control and termination of employment and will be subject to a three-year sunset provision.

Salvatore Iannuzzi

The table below quantifies the assumed payments and benefits that Mr. Iannuzzi would have been entitled to upon his termination of employment for various reasons or a change in control of the Company, in each case, as of December 31, 2012, and the footnotes describe the contractual provisions that provide those rights to Mr. Iannuzzi.

	Termination
Payments and Benefits	Death or Disability(1)	Non-Renewal of Employment Agreement(2)	Without Cause/For Good Reason(3)(4)	Without Cause/For Good Reason in Connection with a Change in Control(3)(5)	Change in Control(6)
Severance	$—	$1,500,000	$2,225,000	$4,000,000	$—
Pro-Rata Bonus(7)	—	—	—	—	—
Continued Welfare Benefits (Medical, Dental and Life Insurance)	54,075	36,050	54,075	72,100	—
Restricted Stock Awards (Accelerated Vesting)(8)	3,172,962	—	3,172,962	3,172,962	3,172,962
Gross Up Payment for Excise Taxes	—	—	—	—	—

(1)	Pursuant to Mr. Iannuzzi’s employment agreement, if his employment is terminated due to his death or disability, Mr. Iannuzzi is entitled to receive the following payments and benefits: (i) the bonus he would have earned for the fiscal year of his termination, pro-rated for the number of days worked in the fiscal year in which such termination occurs, such bonus to be paid at the time bonuses for such fiscal year are generally paid (a “pro-rata bonus”); and (ii) continued medical, dental and life insurance benefits for 18 months after termination for him and his eligible dependants (with tax gross up payments to be made to Mr. Iannuzzi if such benefits cannot be provided on a tax-favored basis). In addition, all unvested restricted stock awards granted to Mr. Iannuzzi will fully vest upon such a termination under the terms of those awards.

(2)

Although the term of Mr. Iannuzzi’s employment agreement does not expire until December 31, 2013, the “Non-Renewal of Employment Agreement” column assumes a hypothetical failure to extend the term of the agreement, assuming that the term had ended on December 31, 2012. Pursuant to Mr. Iannuzzi’s employment agreement, if his employment is terminated in connection with the Company’s non-renewal of his employment agreement, Mr. Iannuzzi is entitled to receive the following payments and benefits (subject to his execution of a release): (i) severance payments equal to the sum of (a) Mr. Iannuzzi’s base salary at the time of such termination and (b) the greater of (X) 50% of Mr. Iannuzzi’s target bonus for the year of termination or (Y) the bonus paid or payable to Mr. Iannuzzi for the fiscal year ending immediately prior to the year in which such termination occurs, paid in 12 equal monthly payments following such termination; (ii) a pro-rata bonus; and (iii) continued medical, dental and life insurance benefits for one year after termination for him and his eligible dependants (with tax gross up payments to be made to Mr. Iannuzzi if such benefits cannot be provided on a tax-favored basis). The Company’s obligation to provide the benefits described in clauses (i) and (iii) of the preceding sentence will cease upon any breach by Mr. Iannuzzi of his 12-month non-competition or non-solicitation covenants, or upon any material breach of his confidentiality or non-disparagement covenants, that in each case is not cured within 30 days after notice of such breach.

(3)	Pursuant to Mr. Iannuzzi’s employment agreement, “cause” generally means any of the following acts by Mr. Iannuzzi that are not cured, if deemed capable of cure, within 30 days after receipt of notice: willful misconduct or gross negligence in the performance of his duties or a material violation of Company policy; use of illegal drugs while performing his duties; failure to cooperate with any governmental authority having jurisdiction over the Company; a material breach of the employment agreement; or commission of a felony or certain other crimes or acts having a material adverse effect on the Company. Pursuant to the employment agreement, “good reason” generally means any of the following events that are not cured within 30 days after receipt of notice: failure of the Company to continue Mr. Iannuzzi in his position under the employment agreement; failure of Mr. Iannuzzi to be elected to the Board of Directors; a material diminution or interference with respect to his duties, responsibilities or authority or the assignment of duties or responsibilities that are materially and adversely inconsistent with his position; a relocation of the Company’s executive offices to more than 35 miles from New York City or Maynard, Massachusetts or a requirement that Mr. Iannuzzi relocate his personal residence; a reduction in compensation or equity awards, or a material reduction in other benefits; or the Company’s material breach of the employment agreement.

(4)	Pursuant to Mr. Iannuzzi’s employment agreement, if his employment is terminated by the Company without cause or by Mr. Iannuzzi for good reason, in either case not in connection with a change in control, Mr. Iannuzzi is entitled to receive the following payments and benefits (subject to his execution of a release): (i) severance payments equal to 1.5 times the sum of (a) Mr. Iannuzzi’s then current annual base salary and (b) the greater of (X) 50% of Mr. Iannuzzi’s target bonus for the year of termination or (Y) the bonus paid or payable to Mr. Iannuzzi for the fiscal year ending immediately prior to the year in which such termination occurs, paid in 18 equal monthly payments following such termination; (ii) a pro-rata bonus; (iii) continued medical, dental and life insurance benefits for 18 months after termination for him and his eligible dependants (with tax gross up payments to be made to Mr. Iannuzzi if such benefits cannot be provided on a tax-favored basis); and (iv) full vesting of all restricted stock and other equity-based awards granted to Mr. Iannuzzi by the Company. The Company’s obligation to provide the severance payments described in clause (i) of the preceding sentence will cease upon any breach by Mr. Iannuzzi of his 12-month non-competition or non-solicitation covenants, or upon any material breach of his confidentiality or non-disparagement covenants, that in each case is not cured within 30 days after notice of such breach.

(5)

The “Without Cause/For Good Reason in Connection with a Change in Control” column shows all payments and benefits that would be triggered by both a change in control and a termination of employment in connection with the change in control. Pursuant to Mr. Iannuzzi’s employment agreement, if his employment is terminated by the Company without cause or by Mr. Iannuzzi for good reason, in either case within six months before, or 18 months after, a change in control, Mr. Iannuzzi is entitled to receive the following payments and benefits: (i) a lump sum severance payment equal to two times the sum of (a) Mr. Iannuzzi’s base salary at the time of such termination and (b) the greater of (X) Mr. Iannuzzi’s target bonus for the year of termination or (Y) the bonus paid or payable to Mr. Iannuzzi for the fiscal year ending immediately prior to the year in which such termination occurs; (ii) a pro-rata bonus; (iii) continued medical, dental and life insurance benefits for two years after termination for him and his eligible dependants (with tax gross up payments to be made to Mr. Iannuzzi if such benefits cannot be provided on a tax-favored basis); (iv) full vesting of all restricted stock and other equity-based awards granted to Mr. Iannuzzi by the Company; and

(v) to the extent payments or benefits owed to Mr. Iannuzzi in connection with the change in control are subject to the excise tax under Code Section 4999, an additional payment such that Mr. Iannuzzi will receive the full amount owed to him under his employment agreement, without regard to the excise tax or any other taxes imposed on the additional payment. If the change in control does not satisfy the requirements of Code Section 409A, then the severance payment described in clause (i) of the preceding sentence will be paid to Mr. Iannuzzi in equal monthly payments over the 18-month period following Mr. Iannuzzi’s termination, rather than in a lump sum.

(6)	Pursuant to Mr. Iannuzzi’s employment agreement, upon a change in control, all of the outstanding restricted stock and other equity-based awards granted to him by the Company will become fully vested, and to the extent payments or benefits owed to Mr. Iannuzzi in connection with the change in control are subject to the excise tax under Code Section 4999, the Company will provide him with an additional payment such that Mr. Iannuzzi will receive the full amount owed to him under his employment agreement in connection with such change in control, without regard to the excise tax or any other taxes imposed on the additional payment.

(7)	As described more fully above in the “Compensation Discussion and Analysis,” none of the NEOs received a bonus for 2012. Accordingly, no amounts are reported in the “Pro-Rata Bonus” column in this section for any of the NEOs.

(8)	As of December 31, 2012, Mr. Iannuzzi held 564,584 unvested shares of restricted stock and no other unvested equity-based awards. The amounts shown in this row represent the accelerated vesting of all such shares of restricted stock, based on the closing price of our common stock on December 31, 2012 of $5.62 per share.

James M. Langrock

The table below quantifies the assumed payments and benefits that Mr. Langrock would have been entitled to upon his termination of employment for various reasons or a change in control of the Company, in each case, as of December 31, 2012, and the footnotes describe the contractual provisions that provide those rights to Mr. Langrock.

	Termination
Payments and Benefits	Death or Disability(1)	Without Cause/ For Good Reason(2)(3)	Without Cause/ For Good Reason After a Change in Control(2)(4)	Change in Control(5)
Severance	$—	$400,000	$2,366,625	$—
Pro-Rata Bonus(6)	—	—	—	—
Continued Welfare Benefits (Medical, Dental and Life Insurance)	15,613	15,613	23,419	—
Restricted Stock Awards (Accelerated Vesting)(7)	1,958,222	—	1,958,222	1,958,222

(1)	Pursuant to Mr. Langrock’s employment agreement, if his employment is terminated due to his death or disability, Mr. Langrock is entitled to receive the following payments and benefits: (i) a pro-rata bonus; and (ii) continued medical, dental and life insurance benefits for 12 months after termination for him and his eligible dependants. In addition, all unvested restricted stock awards granted to Mr. Langrock will fully vest upon such a termination under the terms of those awards.

(2)

Pursuant to Mr. Langrock’s employment agreement, “cause” generally means any of the following acts by Mr. Langrock that are not cured, if deemed capable of cure, within 20 days after receipt of notice: willful misconduct or gross negligence in the performance of his duties, a material failure to attempt in good faith to comply with any lawful and reasonable directive of the Board of Directors or the Chief Executive Officer of the Company or a material violation of Company policy; use of illegal drugs while performing his duties; failure to cooperate with any internal Company investigation or governmental authority having jurisdiction over the Company; a material breach of the employment agreement or any rules, regulations or policies or procedures of the Company; intentional commission of any fraud, embezzlement or misappropriation of Company property, moral turpitude or breach of fiduciary duty that could possibly have a material adverse effect on the Company; or indictment for the commission of any criminal act. Pursuant to the employment agreement, “good reason” generally means any of the following events that are not cured within 30 days after receipt of notice: failure of the Company to continue Mr. Langrock in his position under the employment agreement; a material diminution or interference with respect to his duties, responsibilities or authority or the assignment of duties or responsibilities that are materially and adversely inconsistent with his position; a relocation of the Company’s executive offices to more than 35 miles from New York City or a requirement that Mr. Langrock relocate his personal residence; a reduction in compensation or equity awards, or a material reduction in other benefits; the Company’s material breach of the employment agreement; or the cessation of the Company’s stock to be publicly traded on an established securities market as a result of a change in control, unless Mr. Langrock retains his title and position at the surviving publicly-traded entity.

(3)	Pursuant to Mr. Langrock’s employment agreement, if his employment is terminated by the Company without cause or by Mr. Langrock for good reason, in either case not in connection with a change in control, Mr. Langrock is entitled to receive the following payments and benefits (subject to his execution of a release): (i) severance payments equal to Mr. Langrock’s then current annual base salary, paid in 12 equal monthly payments following such termination; (ii) a pro-rata bonus; and (iii) continued medical, dental and life insurance benefits for 12 months after termination for him and his eligible dependants. The Company’s obligation to provide the severance payments described in clause (i) of the preceding sentence will cease upon any breach by Mr. Langrock of his 12-month non-competition or non-solicitation covenants, or upon any material breach of his confidentiality or non-disparagement covenants, that in each case is not cured within 30 days after notice of such breach.

(4)	The “Without Cause/For Good Reason After a Change in Control” column shows all payments and benefits that would be triggered by both a change in control and a termination of employment following the change in control. Pursuant to Mr. Langrock’s employment agreement, if his employment is terminated by the Company without cause or by Mr. Langrock for good reason, in either case following a change in control, he is entitled to receive the following payments and benefits (subject to his execution of a release): (i) a lump sum severance payment equal to 1.5 times the sum of (a) Mr. Langrock’s base salary at the time of such termination and (b) the greater of (X) Mr. Langrock’s target bonus for the year of termination or (Y) the bonus paid or payable to Mr. Langrock for the fiscal year ending immediately prior to the year in which such termination occurs; (ii) a pro-rata bonus; (iii) continued medical, dental and life insurance benefits for 18 months after termination for him and his eligible dependants; and (iv) full vesting of all restricted stock and other equity-based awards granted to Mr. Langrock by the Company. If the change in control does not satisfy the requirements of Code Section 409A, then the severance payment described in clause (i) of the preceding sentence will be paid in equal monthly payments over the 12-month period following Mr. Langrock’s termination, rather than in a lump sum.

(5)	All of the outstanding equity awards held by Mr. Langrock will become fully vested according to their terms upon a change in control.

(6)	As described more fully above in the “Compensation Discussion and Analysis,” none of the NEOs received a bonus for 2012. Accordingly, no amounts are reported in the “Pro-Rata Bonus” column in this section for any of the NEOs.

(7)	As of December 31, 2012, Mr. Langrock held 348,438 unvested shares of restricted stock and no other unvested equity-based awards. The amounts shown in this row represent the accelerated vesting of all such shares of restricted stock, based on the closing price of our common stock on December 31, 2012 of $5.62 per share.

Lise Poulos

The table below quantifies the assumed payments and benefits that Ms. Poulos would have been entitled to upon her termination of employment for various reasons or a change in control of the Company, in each case, as of December 31, 2012, and the footnotes describe the contractual provisions that provide those rights to Ms. Poulos.

	Termination
Payments and Benefits	Death or Disability(1)	Without Cause/ For Good Reason(2)(3)	Without Cause/ For Good Reason After a Change in Control(2)(4)	Change in Control(5)
Severance	$—	$450,000	$1,987,350	$—
Pro-Rata Bonus(6)	—	—	—	—
Continued Welfare Benefits (Medical, Dental and Life Insurance)	14,341	14,341	21,511	—
Restricted Stock Awards (Accelerated Vesting)(7)	1,581,215	—	1,581,215	1,581,215

(1)	Pursuant to Ms. Poulos’ employment agreement, if her employment is terminated due to her death or disability, Ms. Poulos is entitled to receive the following payments and benefits: (i) a pro-rata bonus; and (ii) continued medical, dental and life insurance benefits for 12 months after termination for her and her eligible dependants. In addition, all unvested restricted stock awards granted to Ms. Poulos will fully vest upon such a termination under the terms of those awards.

(2)	Pursuant to Ms. Poulos’ employment agreement, “cause” generally means any of the following acts by Ms. Poulos that are not cured, if deemed capable of cure, within 30 days after receipt of notice: willful misconduct or gross negligence in the performance of her duties, a material failure to attempt in good faith to comply with any lawful and reasonable directive of the Board of Directors or the Chief Executive Officer of the Company or a material violation of Company policy; use of illegal drugs while performing her duties; failure to cooperate with any internal Company investigation or governmental authority having jurisdiction over the Company; a material breach of the employment agreement or any rules, regulations or policies or procedures of the Company; intentional commission of any fraud, embezzlement or misappropriation of Company property, moral turpitude or breach of fiduciary duty that could possibly have a material adverse effect on the Company; or indictment for the commission of any criminal act. Pursuant to the employment agreement, “good reason” generally means any of the following events that are not cured within 30 days after receipt of notice: failure of the Company to continue Ms. Poulos in her position under the employment agreement; a material diminution or interference with respect to her duties, responsibilities or authority or the assignment of duties or responsibilities that are materially and adversely inconsistent with her position; a relocation of the Company’s executive offices to more than 35 miles from New York City or a requirement that Ms. Poulos relocate her principal residence; a reduction in compensation or equity awards, or a material reduction in other benefits; the Company’s material breach of the employment agreement; or the cessation of the Company’s stock to be publicly traded on an established securities market as a result of a change in control, unless Ms. Poulos retains her title and position at the surviving publicly-traded entity.

(3)	Pursuant to Ms. Poulos’ employment agreement, if her employment is terminated by the Company without cause or by Ms. Poulos for good reason, in either case not in connection with a change in control, Ms. Poulos is entitled to receive the following payments and benefits (subject to her execution of a release): (i) severance payments equal to Ms. Poulos’ then current annual base salary, paid in 12 equal monthly payments following such termination; (ii) a pro-rata bonus; and (iii) continued medical, dental and life insurance benefits for 12 months after termination for her and her eligible dependants. The Company’s obligation to provide the severance payments described in clause (i) of the preceding sentence will cease upon any breach by Ms. Poulos of her 12-month non-competition or non-solicitation covenants, or upon any material breach of her confidentiality or non-disparagement covenants, that in each case is not cured within 30 days after notice of such breach.

(4)	The “Without Cause/For Good Reason After a Change in Control” column shows all payments and benefits that would be triggered by both a change in control and a termination of employment following the change in control. Pursuant to Ms. Poulos’ employment agreement, if her employment is terminated by the Company without cause or by Ms. Poulos for good reason, in either case following a change in control, she is entitled to receive the following payments and benefits (subject to her execution of a release): (i) a lump sum severance payment equal to 1.5 times the sum of (a) Ms. Poulos’ base salary at the time of such termination and (b) the greater of (X) Ms. Poulos’ target bonus for the year of termination or (Y) the bonus paid or payable to Ms. Poulos for the fiscal year ending immediately prior to the year in which such termination occurs; (ii) a pro-rata bonus; (iii) continued medical, dental and life insurance benefits for 18 months after termination for her and her eligible dependants; and (iv) full vesting of all restricted stock and other equity-based awards granted to Ms. Poulos by the Company. If the change in control does not satisfy the requirements of Code Section 409A, then the severance payment described in clause (i) of the preceding sentence will be paid in equal monthly payments over the 12-month period following Ms. Poulos’ termination, rather than in a lump sum.

(5)	All of the outstanding equity awards held by Ms. Poulos will become fully vested according to their terms upon a change in control.

(6)	As described more fully above in the “Compensation Discussion and Analysis,” none of the NEOs received a bonus for 2012. Accordingly, no amounts are reported in the “Pro-Rata Bonus” column in this section for any of the NEOs.

(7)	As of December 31, 2012, Ms. Poulos held 281,355 unvested shares of restricted stock and no other unvested equity-based awards. The amounts shown in this row represent the accelerated vesting of all such shares of restricted stock, based on the closing price of our common stock on December 31, 2012 of $5.62 per share.

Mark Stoever

The table below quantifies the assumed payments and benefits that Mr. Stoever would have been entitled to upon his termination of employment for various reasons or a change in control of the Company, in each case, as of December 31, 2012, and the footnotes describe the contractual provisions that provide those rights to Mr. Stoever.

	Termination
Payments and Benefits	Death or Disability(1)	Without Cause/ For Good Reason(2)(3)	Without Cause/ For Good Reason After a Change in Control(2)(4)	Change in Control(5)
Severance	$—	$350,000	$1,514,775	$—
Pro-Rata Bonus(6)	—	—	—	—
Continued Welfare Benefits (Medical, Dental and Life Insurance)	15,231	15,231	22,846	—
Restricted Stock Awards (Accelerated Vesting)(7)	1,343,832	—	1,343,832	1,343,832

(1)	Pursuant to Mr. Stoever’s employment agreement, if his employment is terminated due to his death or disability, Mr. Stoever is entitled to receive the following benefits and payments: (i) a pro-rata bonus; and (ii) continued medical, dental and life insurance benefits for 12 months after termination for him and his eligible dependants. In addition, all unvested restricted stock awards granted to Mr. Stoever will fully vest upon such a termination under the terms of those awards.

(2)

Pursuant to Mr. Stoever’s employment agreement, “cause” generally means any of the following acts by Mr. Stoever that are not cured, if deemed capable of cure, within 30 days after receipt of notice: misconduct or gross negligence in the performance of his duties, a material failure to attempt in good faith to comply with any lawful and reasonable directive of the Board of Directors or the Chief Executive Officer of the Company or a material violation of Company policy; use of illegal drugs while performing his duties; failure to cooperate with any internal Company investigation or governmental authority having jurisdiction over the Company; a material breach of the employment agreement or any rules, regulations or policies or procedures of the Company; intentional commission of any fraud, embezzlement or misappropriation of Company property, moral turpitude or breach of fiduciary duty that could possibly have a material adverse effect on the Company; or indictment for the commission of any criminal act. Pursuant to the employment agreement, “good reason” generally means any of the following events that are not cured within 30 days after receipt of notice: failure of the Company to continue Mr. Stoever in his position under the employment agreement; a material diminution or interference with respect to his duties, responsibilities or authority or the assignment of duties or responsibilities that are materially and adversely inconsistent with his position; a material reduction in base salary, target incentive opportunity or employee benefits that is not the result of an amendment or termination of an incentive compensation program or employee benefit offered to similarly situated employees on a non-discriminatory basis; the Company’s material breach of the employment agreement; or the cessation of the Company’s stock to be publicly traded on an established securities market as a result of a change in control, unless Mr. Stoever retains his title and position at the surviving publicly-traded entity.

(3)	Pursuant to Mr. Stoever’s employment agreement, if his employment is terminated by the Company without cause or by Mr. Stoever for good reason, in either case not in connection with a change in control, Mr. Stoever is entitled to receive the following payments and benefits (subject to his execution of a release): (i) severance payments equal to Mr. Stoever’s then current annual base salary, paid in 12 equal monthly payments following such termination; (ii) a pro-rata bonus; and (iii) continued medical, dental and life insurance benefits for 12 months after termination for him and his eligible dependants. The Company’s obligation to provide the severance payments described in clause (i) of the preceding sentence will cease upon any breach by Mr. Stoever of his 12-month non-competition or non-solicitation covenants, or upon any material breach of his confidentiality or non-disparagement covenants, that in each case is not cured within 30 days after notice of such breach.

(4)	The “Without Cause/For Good Reason After a Change in Control” column shows all payments and benefits that would be triggered by both a change in control and a termination of employment following the change in control. Pursuant to Mr. Stoever’s employment agreement, if his employment is terminated by the Company without cause or by Mr. Stoever for good reason, in either case within 12 months after a change in control, Mr. Stoever is entitled to receive the following payments and benefits (subject to his execution of a release): (i) a lump sum severance payment equal to 1.5 times the sum of (a) Mr. Stoever’s base salary at the time of such termination and (b) the greater of (X) Mr. Stoever’s target bonus for the year of termination or (Y) the bonus paid or payable to Mr. Stoever for the fiscal year ending immediately prior to the year in which such termination occurs; (ii) a pro-rata bonus; (iii) continued medical, dental and life insurance benefits for 18 months after termination for him and his eligible dependants; and (iv) full vesting of all restricted stock and other equity-based awards granted to Mr. Stoever by the Company.

(5)	All of the outstanding equity awards held by Mr. Stoever will become fully vested according to their terms upon a change in control.

(6)	As described more fully above in the “Compensation Discussion and Analysis,” none of the NEOs received a bonus for 2012. Accordingly, no amounts are reported in the “Pro-Rata Bonus” column in this section for any of the NEOs.

(7)	As of December 31, 2012, Mr. Stoever held 239,116 unvested shares of restricted stock and no other unvested equity-based awards. The amounts shown in this row represent the accelerated vesting of all such shares of restricted stock, based on the closing price of our common stock on December 31, 2012 of $5.62 per share.

Timothy T. Yates

The table below quantifies the assumed payments and benefits that Mr. Yates would have been entitled to upon his termination of employment for various reasons or a change in control of the Company, in each case, as of December 31, 2012, and the footnotes describe the contractual provisions that provide those rights to Mr. Yates.

	Termination
Payments and Benefits	Death or Disability(1)	Without Cause/ For Good Reason(2)(3)	Without Cause/ For Good Reason in Connection with a Change in Control(2)(4)	Change in Control(5)
Severance	$—	$500,000	$2,264,250	$—
Pro-Rata Bonus(6)	—	—	—	—
Continued Welfare Benefits (Medical, Dental and Life Insurance)	31,893	31,893	47,840	—
Restricted Stock Awards (Accelerated Vesting)(7)	2,044,275	—	2,044,275	2,044,275
Gross Up Payment for Excise Taxes	—	—	—	—

(1)	Pursuant to Mr. Yates’ employment agreement, if his employment is terminated due to his death or disability, Mr. Yates is entitled to receive the following payments and benefits: (i) a pro-rata bonus; and (ii) continued medical, dental and life insurance benefits for 12 months after termination for him and his eligible dependants. In addition, all unvested restricted stock awards granted to Mr. Yates will fully vest upon such a termination under the terms of those awards.

(2)	Pursuant to Mr. Yates’ employment agreement, “cause” generally means any of the following acts by Mr. Yates that are not cured, if deemed capable of cure, within 30 days after receipt of notice: willful misconduct or gross negligence in the performance of his duties, a material failure to attempt in good faith to comply with any lawful and reasonable directive of the Board of Directors or the Chief Executive Officer of the Company or a material violation of Company policy; use of illegal drugs while performing his duties; failure to cooperate with any internal Company investigation or governmental authority having jurisdiction over the Company; a material breach of the employment agreement or any rules, regulations or policies or procedures of the Company; intentional commission of any fraud, embezzlement or misappropriation of Company property, moral turpitude or breach of fiduciary duty that could possibly have a material adverse effect on the Company; or indictment for the commission of any criminal act. Pursuant to the employment agreement, “good reason” generally means any of the following events that are not cured within 30 days after receipt of notice: failure of the Company to continue Mr. Yates in his position under the employment agreement; failure of Mr. Yates to be elected to the Board of Directors; a material diminution or interference with respect to his duties, responsibilities or authority or the assignment of duties or responsibilities that are materially and adversely inconsistent with his position; a relocation of the Company’s executive offices to more than 35 miles from New York City or a requirement that Mr. Yates relocate his personal residence; a reduction in compensation or equity awards, or a material reduction in other benefits; the Company’s material breach of the employment agreement; or the cessation of the Company’s stock to be publicly traded on an established securities market as a result of a change in control, unless Mr. Yates retains his title and position at the surviving publicly-traded entity.

(3)	Pursuant to Mr. Yates’ employment agreement, if his employment is terminated by the Company without cause or by Mr. Yates for good reason, in either case not in connection with a change in control, Mr. Yates is entitled to receive the following payments and benefits (subject to his execution of a release): (i) severance payments equal to Mr. Yates’ then current annual base salary, paid in 12 equal monthly payments following such termination; (ii) a pro-rata bonus; and (iii) continued medical, dental and life insurance benefits for 12 months after termination for him and his eligible dependants. The Company’s obligation to provide the severance payments described in clause (i) of the preceding sentence will cease upon any breach by Mr. Yates of his 12-month non-competition or non-solicitation covenants, or upon any material breach of his confidentiality or non-disparagement covenants, that in each case is not cured within 30 days after notice of such breach.

(4)	The “Without Cause/For Good Reason in Connection with a Change in Control” column shows all payments and benefits that would be triggered by both a change in control and a termination of employment in connection with the change in control. Pursuant to Mr. Yates’ employment agreement, if his employment is terminated by the Company without cause or by Mr. Yates for good reason, in either case within six months before, or 18 months after, a change in control, Mr. Yates is entitled to receive the following payments and benefits: (i) a lump sum severance payment equal to 1.5 times the sum of (a) Mr. Yates’ base salary at the time of such termination and (b) the greater of (X) Mr. Yates’ target bonus for the year of termination or (Y) the bonus paid or payable to Mr. Yates for the fiscal year ending immediately prior to the year in which such termination occurs; (ii) a pro-rata bonus; (iii) continued medical, dental and life insurance benefits for 18 months after termination for him and his eligible dependants; (iv) full vesting of all restricted stock and other equity based awards granted to Mr. Yates by the Company; and (v) to the extent payments or benefits owed to Mr. Yates in connection with the change in control are subject to the excise tax under Code Section 4999, an additional payment such that Mr. Yates will receive the full amount owed to him under his employment agreement, without regard to the excise tax or any other taxes imposed on the additional payment. If the change in control does not satisfy the requirements of Code Section 409A, then the severance payment described in clause (i) of the preceding sentence will be paid to Mr. Yates in equal monthly payments over the 12-month period following Mr. Yates’ termination, rather than in a lump sum.

(5)	Pursuant to Mr. Yates’ employment agreement, upon a change in control, all of the outstanding restricted stock and other equity-based awards granted to him by the Company will become fully vested, and to the extent payments or benefits owed to Mr. Yates in connection with the change in control are subject to the excise tax under Code Section 4999, the Company will provide him with an additional payment such that Mr. Yates will receive the full amount owed to him under his employment agreement in connection with such change in control, without regard to the excise tax or any other taxes imposed on the additional payment.

(6)	As described more fully above in the “Compensation Discussion and Analysis,” none of the NEOs received a bonus for 2012. Accordingly, no amounts are reported in the “Pro-Rata Bonus” column in this section for any of the NEOs.

(7)	As of December 31, 2012, Mr. Yates held 363,750 unvested shares of restricted stock and no other unvested equity-based awards. The amounts shown in this row represent the accelerated vesting of all such shares of restricted stock, based on the closing price of our common stock on December 31, 2012 of $5.62 per share.

Equity Compensation Plan Information

The following table sets forth information as of December 31, 2012 with respect to the Company’s equity compensation plans.

Plan Category	Number of Securities to be Issued upon Exercise of Outstanding Options, Warrants and Rights		Weighted- Average Exercise Price of Outstanding Options, Warrants and Rights		Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights)
Equity compensation plans approved by security holders	2,888,527	(1)	$29.04	(2)	8,926,072
Equity compensation plans not approved by security holders	—		—		—
Total	2,888,527	(1)	$29.04	(2)	8,926,072

(1)	Includes 1,029,666 options to purchase shares of common stock and 1,858,861 restricted stock units.

(2)	Weighted average exercise price excludes the 1,858,861 restricted stock units referred to in footnote 1 above as they do not have an exercise price.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

Directors serve one-year terms (or shorter if appointed by the Board of Directors between annual meetings) and are elected annually. Accordingly, the current term of office of all of the Company’s directors expires at the Annual Meeting. Seven directors are to be elected at the Annual Meeting.

Our by-laws provide that the number of directors on the Board of Directors shall be not less than three and no more than twelve, as is fixed from time to time by resolution of the Board of Directors. Our nominees for election to the Board of Directors are set forth below. All of the nominees are current directors. All of the nominees have been recommended by the Corporate Governance and Nominating Committee for election to the Board of Directors and all have consented to serve if elected. In the event any of these nominees shall be unable to serve as a director, the shares represented by the proxy will be voted for the person, if any, who is designated by the Board of Directors to replace the nominee. The Board of Directors has no reason to believe that any of the nominees will be unable to serve or that any vacancy on the Board of Directors will occur.

The Board of Directors recommends a vote “FOR” the election to the Board of Directors of each of the following nominees:

Nominee	Age	Year First Became Director	Biography
Salvatore Iannuzzi	59	2006	Director of the Company since July 2006. Mr. Iannuzzi has been Chairman of the Board of Directors, President and Chief Executive Officer of the Company since April 2007. Prior to joining the Company, Mr. Iannuzzi served as President of Motorola, Inc.’s Enterprise Mobility business from January 2007 to April 2007. Prior to that, Mr. Iannuzzi served as President and Chief Executive Officer of Symbol Technologies, Inc. (“Symbol”), a publicly traded company engaged in the business of manufacturing and servicing products and systems used in end-to-end enterprise mobility solutions, from January 2006 to January 2007, when Symbol was sold to Motorola, Inc. He previously served as Symbol’s Interim President and Chief Executive Officer and Chief Financial Officer from August 2005 to January 2006 and as Senior Vice President, Chief Administrative and Control Officer from April 2005 to August 2005. He also served as a director of Symbol from December 2003 to January 2007, serving as the Non-Executive Chairman of the Board from December 2003 to April 2005. From August 2004 to April 2005, Mr. Iannuzzi was a partner in Saguenay Capital, a boutique investment firm. Prior thereto, from April 2000 to August 2004, Mr. Iannuzzi served as Chief Administrative Officer of CIBC World Markets. From 1982 to 2000, he held several senior positions at Bankers Trust Company/Deutsche Bank, including Senior Control Officer and Head of Corporate Compliance.

Nominee	Age	Year First Became Director	Biography
John Gaulding	67	2001	Director of the Company since June 2001. Previously, Mr. Gaulding was a director of the Company from January 1996 to October 1999. Since July 1996, Mr. Gaulding has been a private investor and business consultant in the fields of strategy and organization. He was Chairman and Chief Executive Officer of National Insurance Group, a publicly traded financial information services company, from April 1996 through July 11, 1996, the date of such company’s sale. For six years prior thereto, he was President and Chief Executive Officer of ADP Claims Solutions Group. From 1985 to 1990, Mr. Gaulding was President and Chief Executive Officer of Pacific Bell Directory, the yellow pages publishing unit of Pacific Telesis Group. Mr. Gaulding served as Co-Chairman of the Yellow Pages Publishers Association from 1987 to 1990. In addition, Mr. Gaulding previously served as a director of Ortel Corporation, ANTS software inc. and Yellow Media, all public companies, and as the Non-Executive Chairman of both Novo Media, one of the first digital media advertising agencies, and Get Me In, a London-based secondary ticketing company which was sold to Ticketmaster. He currently serves as Chairman Emeritus of the Board of Trustees of Dominican University of California.
Admiral Edmund P. Giambastiani, Jr., U.S. Navy (Retired)	64	2008

Director of the Company since January 2008. A Navy veteran and nuclear trained submarine officer, Admiral Giambastiani served as the seventh Vice Chairman of the Joint Chiefs of Staff, the second highest ranking military officer in the United States from 2005 to 2007. Admiral Giambastiani also served as NATO’s first Supreme Allied Commander Transformation, Commander United States Joint Forces Command and as Senior Military Assistant to the United States Defense Secretary. He is President and CEO of the Giambastiani Group LLC. He also served as the non-executive chairman of Alenia North America, Inc. from 2008 to 2009, as a director of SRA International, Inc. from 2008 to 2010, as a director of QinetiQ Group plc from 2008 to 2011 and as a director of Mercury Defense Systems from 2011 to February 2013. Admiral Giambastiani is also a director of the following public company: The Boeing Company; a director of the following private company: Innovative Defense Technologies; and a member of the Board of Trustees/Advisory Board of 50 Oppenheimer Funds, designated as the New York Board of the Oppenheimer Funds.

Nominee	Age	Year First Became Director	Biography
Cynthia P. McCague	62	2010	Director of the Company since April 2010. Ms. McCague was a Senior Advisor to The Coca-Cola Company from December 2009 through April 2011. From June 2004 through November 2009, Ms. McCague served as Senior Vice President and Director of Global Human Resources for The Coca-Cola Company. From 2000 through June 2004, Ms. McCague led the human resources function at Coca-Cola Hellenic, a large publicly-traded Coca-Cola bottler. Prior to that, Ms. McCague led the human resources function for Coca-Cola Beverages Plc in Great Britain, the predecessor to Coca-Cola Hellenic, beginning in 1998.
Jeffrey F. Rayport	53	2010	Director of the Company since April 2010. Since August 2009, Dr. Rayport has been an operating partner at Castanea Partners, a private equity firm focused on investments in marketing, retail, and information services. He is now Senior Advisor to the firm. From October 2003 to May 2009, he was executive chairman of Marketspace LLC, a digital strategy advisory and research business of Monitor Group, and served as chief executive officer of Marketspace from September 1998 to October 2003. From September 1991 through September 1999, Dr. Rayport was a faculty member in the marketing and service management units at the Harvard Business School. Dr. Rayport is also a director of the following public company: ValueClick, Inc.; and a director of the following private companies: International Data Group, Andrews McMeel Universal, Ideeli Inc. and ShopRunner, Inc.
Roberto Tunioli	54	2008	Director of the Company since September 2008. In March 2011, Mr. Tunioli was named Chairman and CEO of Veprug Srl, an Italian company engaged in the sales and marketing of “do it yourself” or DIY tools. He was the Vice Chairman and Chief Executive Officer of Datalogic SpA, a publicly traded company based in Italy that produces bar code readers, data collection mobile computers and RFID technology systems from 2001 to April 2009. He was Datalogic’s Chief Executive Officer from 1995 to 2001 prior to adding the title of Vice Chairman in 2001, and started at Datalogic in 1988. Prior to joining Datalogic, Mr. Tunioli worked in the financial services industry for leading banking and insurance companies. Mr. Tunioli is also a director of the following public companies: Monrif SpA, an Italian printing, publishing and hospitality company, and Piquadro S.p.A., an Italian luxury goods retailer.

Nominee	Age	Year First Became Director	Biography
Timothy T. Yates	65	2007	Director of the Company since June 2007. Mr. Yates has been an Executive Vice President of the Company since June 2007 and served as the Company’s Chief Financial Officer from June 2007 until January 2011. Mr. Yates’ retirement as Executive Vice President is effective as of June 4, 2013. Prior to joining the Company, Mr. Yates served as Senior Vice President, Chief Financial Officer and a director of Symbol from February 2006 to January 2007. From January 2007 to June 2007, he was a Senior Vice President of Motorola, Inc.’s Enterprise Mobility business responsible for Motorola’s integration of Symbol. From August 2005 to February 2006, Mr. Yates served as an independent consultant to Symbol. Prior to this, from October 2002 to November 2005, Mr. Yates served as a partner and Chief Financial Officer of Saguenay Capital, a boutique investment firm. Prior to that, he served as a founding partner of Cove Harbor Partners, a private investment and consulting firm, which he helped establish in 1996. From 1971 through 1995, Mr. Yates held a number of senior leadership roles at Bankers Trust New York Corporation, including serving as Chief Financial and Administrative Officer from 1990 through 1995.

PROPOSAL NO. 2

RATIFICATION OF APPOINTMENT OF INDEPENDENT

REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board of Directors has appointed BDO USA, LLP as the independent registered public accounting firm to audit our consolidated financial statements for the year ending December 31, 2013. BDO USA, LLP has been the independent registered public accounting firm for the Company since November 15, 1992. During 2012, BDO USA, LLP served as our independent registered public accounting firm and also provided certain tax and other audit-related services. See “Audit Matters” on page 50. Notwithstanding its selection, the Audit Committee, in its discretion, may appoint another independent registered public accounting firm at any time during the year if the Audit Committee believes that such a change would be in the best interest of the Company and its stockholders. The submission of this matter for approval by stockholders is not legally required; however, the Board of Directors believes that seeking stockholder ratification of the selection of the independent registered public accounting firm is good corporate practice. If the appointment is not ratified by our stockholders, the Audit Committee will consider whether it should appoint another independent registered public accounting firm. A representative of BDO USA, LLP is expected to be present at the Annual Meeting and will have an opportunity to make a statement if he or she desires to do so, and will respond to appropriate questions from stockholders.

The Board of Directors recommends a vote “FOR” the ratification of the appointment of BDO USA, LLP as our independent registered public accounting firm.

PROPOSAL NO. 3

ADVISORY VOTE TO APPROVE NAMED EXECUTIVE OFFICER COMPENSATION

Section 14A of the Exchange Act requires us to periodically seek a non-binding advisory vote from our stockholders to approve the compensation as disclosed in the CD&A in this Proxy Statement. At our annual meeting in 2011, we asked the Company’s stockholders to indicate if we should hold an advisory vote to approve the compensation of the Company’s NEOs every one, two or three years. Consistent with the recommendation of the Board of Directors, the Company’s stockholders indicated their preference to hold an advisory vote to approve the compensation of the Company’s NEOs annually. After consideration of the 2012 voting results and based upon its prior recommendation, the Board of Directors elected to provide the Company’s stockholders the opportunity to vote at the 2013 annual meeting on a non-binding, advisory resolution to approve the compensation of our NEOs set forth in the CD&A, compensation tables and narrative discussion in this Proxy Statement. Accordingly, we ask our stockholders to approve the following resolution:

“RESOLVED, that the compensation paid to the Company’s Named Executive Officers, as disclosed pursuant to Item 402 of Regulation S-K, including the “Compensation Discussion and Analysis,” compensation tables and narrative discussion is hereby APPROVED.”

Before voting, we encourage you to review the executive compensation disclosure contained in the CD&A, compensation tables and narrative discussion in this Proxy Statement, which we believe demonstrates the important role our executive compensation practices have played in keeping the Company well positioned to maximize stockholder value during these challenging economic times. As described in the CD&A, we seek to closely align the interests of our NEOs with the interests of our stockholders. Our executive compensation programs are designed to reward our NEOs for the achievement of both near-term and long-term strategic and operational goals, while simultaneously discouraging unnecessary or excessive risk-taking.

Please be advised that the vote on the resolution to approve the compensation of our NEOs set forth in the CD&A, compensation tables and narrative discussion in this Proxy Statement is not binding on the Company, our Board of Directors or the Compensation Committee. However, the Board of Directors and the Compensation Committee intend to consider the outcome of the vote when making future NEO compensation decisions.

The Board of Directors recommends that stockholders vote to approve the compensation of the Company’s NEOs by voting “FOR” this resolution.

STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information as of April 10, 2013 (except as otherwise stated in the footnotes to the table) regarding beneficial ownership of the Company’s common stock by: (1) the named executive officers listed in the “Summary Compensation Table” on page 27; (2) each director of the Company; (3) all directors and executive officers of the Company as a group; and (4) each other person or entity known by the Company to own beneficially more than five percent of the Company’s outstanding common stock. Percentage ownership is based on 116,537,377 shares of common stock outstanding as of April 10, 2013, the record date for the Annual Meeting. Except as otherwise stated in the footnotes to the table, this table identifies persons having sole voting and investment power with respect to the shares set forth opposite their names.

	Common Stock Beneficially Owned
Name of Beneficial Owner	Shares	%
Named Executive Officers
Salvatore Iannuzzi(1)	1,360,504	1.2
James M. Langrock(2)	427,909	*
Lise Poulos(3)	480,594	*
Mark Stoever(4)	397,680	*
Timothy T. Yates(5)	707,858	*
Non-Employee Directors
John Gaulding(6)	40,761	*
Edmund P. Giambastiani, Jr.(7)	39,761	*
Cynthia P. McCague(8)	36,261	*
Jeffrey F. Rayport(9)	32,810	*
Roberto Tunioli(10)	34,761	*
All directors and executive officers as a group (10 persons)	3,558,899	3.1
5% Stockholders
Eagle Asset Management, Inc.(11)	16,320,788	14.0
BlackRock, Inc.(12)	8,793,139	7.5
Cramer Rosenthal McGlynn LLC(13)	6,753,158	5.8
The Vanguard Group, Inc.(14)	6,306,708	5.4

*	Less than 1%

(1)	The shares beneficially owned by Mr. Iannuzzi consist of (A) 864,670 shares of common stock held outright by Mr. Iannuzzi and (B) 495,834 shares of unvested restricted stock with respect to which Mr. Iannuzzi possesses sole voting power.

(2)	The shares beneficially owned by Mr. Langrock consist of (A) 140,252 shares of common stock held outright by Mr. Langrock and (B) 287,657 shares of unvested restricted stock with respect to which Mr. Langrock possesses sole voting power.

(3)	The shares beneficially owned by Ms. Poulos consist of (A) 240,958 shares of common stock held outright by Ms. Poulos and (B) 239,636 shares of unvested restricted stock with respect to which Ms. Poulos possesses sole voting power.

(4)	The shares beneficially owned by Mr. Stoever consist of (A) 181,117 shares of common stock held outright by Mr. Stoever, (B) 204,350 shares of unvested restricted stock with respect to which Mr. Stoever possesses sole voting power, (C) 213 shares of common stock held in Mr. Stoever’s 401(k) Plan account and (D) 12,000 shares of common stock underlying stock options that are exercisable as of or within 60 days of April 10, 2013.

(5)	The shares beneficially owned by Mr. Yates consist of (A) 305,605 shares of common stock held outright by Mr. Yates, (B) 311,250 shares of unvested restricted stock with respect to which Mr. Yates possesses sole voting power and (C) 91,003 shares of common stock held indirectly.

(6)	The shares beneficially owned by Mr. Gaulding consist of (A) 18,374 shares of common stock held outright by Mr. Gaulding and (B) 22,387 shares of unvested restricted stock with respect to which Mr. Gaulding possesses sole voting power.

(7)	The shares beneficially owned by Admiral Giambastiani consist of (A) 17,374 shares of common stock held outright by Admiral Giambastiani and (B) 22,387 shares of unvested restricted stock with respect to which Admiral Giambastiani possesses sole voting power.

(8)	The shares beneficially owned by Ms. McCague consist of (A) 9,874 shares of common stock held outright by Ms. McCague, (B) 22,387 shares of unvested restricted stock with respect to which Ms. McCague possesses sole voting power and (C) 4,000 shares of common stock held indirectly.

(9)	The shares beneficially owned by Dr. Rayport consist of (A) 10,423 shares of common stock held outright by Dr. Rayport and (B) 22,387 shares of unvested restricted stock with respect to which Dr. Rayport possesses sole voting power.

(10)	The shares beneficially owned by Mr. Tunioli consist of (A) 12,374 shares of common stock held outright by Mr. Tunioli and (B) 22,387 shares of unvested restricted stock with respect to which Mr. Tunioli possesses sole voting power.

(11)	Eagle Asset Management, Inc. may be deemed to beneficially own 16,320,788 shares of our common stock. Eagle Asset Management, Inc. has sole voting power with respect to all 16,320,788 shares, sole dispositive power with respect to all 16,320,788 shares, and does not have any shared voting or dispositive power with respect to any of the shares. The address for Eagle Asset Management, Inc. is 880 Carillon Parkway, St. Petersburg, Florida 33716. Information with respect to Eagle Asset Management, Inc. was been derived from its Schedule 13G/A as filed with the SEC on January 29, 2013.

(12)	BlackRock, Inc. may be deemed to beneficially own 8,793,139 shares of our common stock. BlackRock, Inc. has sole voting power with respect to all 8,793,139 shares, sole dispositive power with respect to all 8,793,139 shares and does not have any shared voting or dispositive power with respect to any of the shares. The address for BlackRock, Inc. is 40 East 52nd Street, New York, NY 10022. Information with respect to BlackRock, Inc. was been derived from its Schedule 13G as filed with the SEC on January 30, 2013.

(13)	Cramer Rosenthal McGlynn, LLC may be deemed to beneficially own 6,753,158 shares of our common stock. Cramer Rosenthal McGlynn, LLC has sole voting power with respect to 6,456,147 shares, sole dispositive power with respect to all 6,753,158 shares and does not have any shared voting or dispositive power with respect to any of the shares. The address for Cramer Rosenthal McGlynn, LLC is 520 Madison Avenue, New York, NY 10022. Information with respect to Cramer Rosenthal McGlynn, LLC has been derived from its Schedule 13G/A as filed with the SEC on February 11, 2013.

(14)	The Vanguard Group, Inc. (“Vanguard”) may be deemed to beneficially own 6,306,708 shares of our common stock. Vanguard has sole voting power with respect to 189,202 shares, sole dispositive power with respect to 6,122,906 shares, shared dispositive power with respect to 183,802 shares and does not have shared voting power with respect to any of the shares. The address for Vanguard is 100 Vanguard Blvd., Malvern, PA 19355. Information with respect to Vanguard has been derived from its Schedule 13G as filed with the SEC on February 13, 2013.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires the Company’s executive officers and directors, and persons who beneficially own more than ten percent of the Company’s common stock, to file initial reports of ownership and reports of changes in ownership with the SEC. Executive officers, directors and greater than ten percent beneficial owners are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file. Based upon a review of the copies of such forms furnished to the Company and written representations from the Company’s executive officers and directors, the Company believes that during fiscal 2012 all Section 16(a) filing requirements applicable to its executive officers, directors and greater than ten percent beneficial owners were complied with, except that the Form 4 with respect to an award of restricted stock to James M. Langrock on January  24, 2012 was filed five days late.

AUDIT MATTERS

The Company incurred professional fees from BDO USA, LLP, its independent registered public accounting firm, and BDO International affiliate firms for the following professional services:

Audit Fees.    Fees in the amount of $2.2 million and $2.8 million in 2012 and 2011, respectively, related to the audits of the Company’s annual financial statements and internal controls; the review of the interim financial statements included in the Company’s quarterly reports on Form 10-Q; the review of documents filed with the SEC; and the services that an independent registered public accounting firm would customarily provide in connection with statutory requirements, regulatory filings, and similar engagements, such as consents and statutory audits that non-U.S. jurisdictions require.

Audit-Related Fees.    Fees in the amount of $47,708 and $46,300 in 2012 and 2011, respectively, primarily related to the audit of the Company’s employee benefit plan.

Tax Fees.    Fees in the amount of $17,049 and $60,900 in 2012 and 2011, respectively, related to professional services rendered for tax compliance, tax advice and tax planning.

All Other Fees.    Other fees in the amount of $0 and $1,600 in 2012 and 2011, respectively.

The Company did not incur any fees from BDO USA, LLP in 2012 or 2011 other than as described above.

The Company’s Audit Committee has determined that the non-audit services provided by BDO USA, LLP in connection with the years ended December 31, 2012 and 2011 were compatible with the auditors’ independence. Representatives of BDO USA, LLP are expected to be present at the Annual Meeting and will have the opportunity to make a statement if they desire to do so. The representatives of BDO USA, LLP will also be available to respond to appropriate questions from stockholders.

Pre-Approval Policies

The Audit Committee pre-approves all anticipated annual audit and non-audit services provided by our independent registered public accounting firm prior to the engagement of the independent registered public accounting firm with respect to such permissible services. With respect to audit services and permissible non-audit services not previously approved, the Audit Committee has authorized the Chairman of the Audit Committee to approve such audit services and permissible non-audit services, provided the Chairman informs the Audit Committee of such approval at its next regularly scheduled meeting. All “Audit Fees,” “Audit-Related Fees,” “Tax Fees” and “All Other Fees” set forth above were pre-approved by the Audit Committee in accordance with its pre-approval policy.

REPORT OF THE AUDIT COMMITTEE

The following report of the Audit Committee does not constitute soliciting material and shall not be deemed filed or incorporated by reference into any other filing by Monster Worldwide, Inc. under the Securities Act of 1933 or the Securities Exchange Act of 1934.

The Board of Directors has the ultimate authority for effective corporate governance, including the role of oversight of the management of the Company. The Audit Committee of the Board of Directors of the Company serves as the representative of the Board of Directors for general oversight of the Company’s financial accounting and reporting process, system of internal controls, audit process, and process for monitoring compliance with laws and regulations.

Management is responsible for the preparation, presentation and integrity of the consolidated financial statements, accounting and financial reporting principles, internal control over financial reporting and disclosure controls and procedures designed to ensure compliance with accounting standards, applicable laws and regulations. The Company’s independent registered public accounting firm is responsible for auditing the consolidated financial statements and expressing an opinion as to their conformity with accounting principles generally accepted in the United States. The independent registered public accounting firm is also responsible for expressing an opinion on the Company’s internal control over financial reporting.

The Audit Committee’s responsibility is to oversee and review these processes. The Audit Committee is not, however, professionally engaged in the practice of accounting or auditing and does not provide any expert or other special assurance as to such financial statements concerning compliance with laws, regulations, or generally accepted accounting principles in the United States of America or as to auditor independence. The Audit Committee relies, without independent verification, on the information provided to it and on the representations made by management and the Company’s independent registered public accounting firm.

The Audit Committee has implemented procedures to ensure that during the course of each fiscal year it devotes the attention that it deems necessary or appropriate to each of the matters assigned to it under the Audit Committee’s charter.

In overseeing the preparation of the Company’s financial statements, the Audit Committee met with both management and the Company’s independent registered public accounting firm to review and discuss all financial statements prior to their issuance and to discuss significant accounting issues. Management advised the Audit Committee that all financial statements were prepared in accordance with accounting principles generally accepted in the United States, and the Audit Committee discussed the statements with both management and the Company’s independent registered public accounting firm. The Audit Committee’s review included discussion with the independent registered public accounting firm of matters required to be discussed pursuant to Codification of Statements on Auditing Standards, AU 380, as adopted by the Public Company Accounting Oversight Board (PCAOB) in Rule 3200T.

With respect to the Company’s independent registered public accounting firm, the Audit Committee, among other items, discussed with BDO USA, LLP, matters relating to BDO USA, LLP’s independence, including the written disclosures made to the Audit Committee as required by the Independence Standards of the PCAOB.

Finally, the Audit Committee continued to monitor the scope and adequacy of the Company’s internal auditing program.

On the basis of these reviews and discussion, the Audit Committee recommended to the Board of Directors that the Board of Directors approve the inclusion of the Company’s audited financial statements in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2012, for filing with the SEC.

Members of the Audit Committee

Roberto Tunioli, Chairman

John Gaulding

Jeffrey F. Rayport

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Monster adheres to a strict policy against its directors, officers and employees entering into transactions that present actual or potential conflicts of interest. This policy is reflected in the Company’s Code of Business Conduct and Ethics and the Corporate Governance Guidelines, each of which is available through the “Corporate Governance” section of our company website. Our company website is located at http://about-monster.com and the “Corporate Governance” section is located on the “Investor Relations” tab located at http://ir.monster.com. The Corporate Governance Guidelines provide that if an actual or potential conflict of interest arises for a director, the director must promptly inform the Chairman of the Board of Directors. If a significant conflict exists and cannot be resolved, the director must resign from his or her position from the Board of Directors. Directors are required to recuse themselves from any discussion or decision affecting their personal, business or professional interests. In addition, the Company’s legal department, together with outside legal counsel, is responsible for monitoring compliance with this policy. The Company’s Audit Committee is responsible for reviewing any “related person transaction,” as defined under SEC rules, which generally includes any transaction, arrangement or relationship involving more than $120,000 in which the Company or any of its subsidiaries was, is or will be a participant and in which a “related person” has a material direct or indirect interest. “Related persons” mean directors and executive officers and their immediate family members, and stockholders owning five percent or more of the Company’s outstanding stock.

Since January 1, 2012, we have not been a party to, and we have no plans to be a party to, any transactions considered to be related person transactions.

OTHER BUSINESS

The Board of Directors knows of no other business to be acted upon at the Annual Meeting. However, if any other business properly comes before the Annual Meeting, it is the intention of the persons named in the enclosed proxy to vote on such matters in accordance with their best judgment.

STOCKHOLDER PROPOSALS

Under the SEC proxy rules, if a stockholder wants the Company to include a proposal in the Proxy Statement for the 2014 Annual Meeting, the proposal must be received by the Company at 622 Third Avenue, 39th Floor, New York, New York 10017, Attention: Secretary, no later than December 26, 2013.

Under the Company’s by-laws any stockholder wishing to make a nomination for director, or wishing to introduce any business, at the 2014 Annual Meeting must give the Company advance notice in accordance with the Company’s by-laws. To be timely, the Company must receive such notice for the 2014 Annual Meeting at its offices mentioned above no earlier than February 9, 2014 and no later than March 11, 2014. Nominations for director must be accompanied by written consent to serving as a director if elected.

COMMUNICATIONS TO THE BOARD OF DIRECTORS

The Board of Directors maintains a process for stockholders and other interested parties to communicate with the Board of Directors, the lead independent director, all non-management directors as a group, or individual directors as follows. Stockholders and other interested parties who wish to communicate with the Board of Directors, the lead independent director, all non-management directors as a group, or an individual director should direct written correspondence to the Company’s Secretary at its principal office at 622 Third Avenue, 39th Floor, New York, New York 10017. With respect to any stockholder, any communication must contain (1) a representation that the stockholder is a holder of record of stock of the Company, (2) the name and address, as they appear on the Company’s books, of the stockholder sending such communication and (3) the number of shares of the Company that are beneficially owned by such stockholder. The Secretary will forward such communications to the Board of Directors, the lead independent director, all non-management directors as a group, or the specified individual director to whom the communication is directed unless such communication is unduly hostile, threatening, illegal or similarly inappropriate, in which case the Secretary has the authority to discard the communication or take appropriate legal action regarding such communication.

A COPY OF THE COMPANY’S ANNUAL REPORT ON FORM 10-K WILL BE SENT WITHOUT CHARGE TO ANY STOCKHOLDER REQUESTING IT IN WRITING FROM: MONSTER WORLDWIDE, INC., ATTENTION: SECRETARY, 622 THIRD AVENUE, 39TH FLOOR, NEW YORK, NEW YORK 10017.

Three Alternate Ways to Vote
VOTE BY INTERNET/TELEPHONE/MAIL
MONSTER WORLDWIDE, INC.	24 Hours a Day – 7 Days a Week
ATTN. LEGAL DEPARTMENT
622 THIRD AVENUE	VOTE BY INTERNET - www.proxyvote.com
39TH FLOOR NEW YORK, NY 10017	Use the Internet to vote up until 11:59 p.m. Eastern Time the day before the meeting date. Have your proxy card in hand when you access the web site and follow the instructions.

VOTE BY TELEPHONE - 1-800-690-6903

Use any touch-tone telephone to vote up until 11:59 p.m. Eastern Time the day before the meeting date. Have your proxy card in hand when you call and follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Monster Worldwide, Inc., c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

If you have submitted your vote by Internet or telephone there is no need for you to mail back your proxy card.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

M58267-P35364-Z59796	KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

MONSTER WORLDWIDE, INC.
The Board of Directors recommends you vote FOR all of the nominees in Proposal 1, and FOR Proposals 2 and 3.
1.	Election of Directors
	Nominees:	For	Against
	1a. Salvatore Iannuzzi	☐	☐			For	Against	Abstain
	1b. John Gaulding	☐	☐	2.	Ratification of the appointment of BDO USA, LLP as Monster Worldwide, Inc.’s independent registered public accounting firm for the fiscal year ending December 31, 2013.	☐	☐	☐
	1c. Edmund P. Giambastiani, Jr.	☐	☐
	1d. Cynthia P. McCague	☐	☐	3.	Advisory vote to approve named executive officer compensation.	☐	☐	☐
	1e. Jeffrey F. Rayport	☐	☐
	1f. Roberto Tunioli 1g. Timothy T. Yates	☐ ☐	☐ ☐	Note:

This proxy will be voted as specified. If no specification is made it will be voted FOR all nominees in Proposal 1, and FOR Proposals 2 and 3. The proxies are authorized to vote in their discretion with respect to other matters that may come before the meeting.

(NOTE: Please sign exactly as your name(s) appear(s) hereon. All holders must sign. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. If a corporation, please sign in full corporate name, by authorized officer. If a partnership, please sign in partnership name by authorized person.)

Signature [PLEASE SIGN WITHIN BOX]	Date			Signature (Joint Owners)	Date

Important Notice Regarding Internet Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

M58268-P35364-Z59796

MONSTER WORLDWIDE, INC.
PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Salvatore Iannuzzi and James M. Langrock, and each of them, with full power of substitution, as proxies to vote on behalf of the undersigned all shares that the undersigned may be entitled to vote at the Annual Meeting of Stockholders of Monster Worldwide, Inc. to be held at 10:00 a.m. on Tuesday, June 4, 2013, at the offices of Dechert LLP, 1095 Avenue of the Americas, 28th Floor, New York, NY 10036, and at any adjournments or postponements thereof, with all powers the undersigned would possess if personally present, upon the matters set forth in the Notice of Annual Meeting of Stockholders and Proxy Statement, as directed on the reverse side hereof.

Any proxy heretofore given by the undersigned with respect to such shares is hereby revoked. Receipt of the Notice of Annual Meeting of Stockholders and Proxy Statement is hereby acknowledged.

(To be Completed, Signed and Dated on Reverse Side)